EXHIBIT 99.1

During the second quarter of 2005, the Company determined it now analyzes its segments based upon operating income (loss). Previously, the Company utilized net income (loss) in analyzing the results of each segment. The new presentation of segment performance is shown below for the quarterly periods indicated:

Successor Company
Three months ended June 30, 2005	U.S.	North Sea		Other	Totals
Revenues from external customers	$11,531	$24,786	(1)	$7,273	$43,590
Intersegment revenues	—	—		(433)	(433)
Segment operating (loss) income	(1,828)	10,462	(1)	420	9,054

Period from March 15, 2005 through March 31, 2005	U.S.	North Sea		Other	Totals
Revenues from external customers	$1,780	$5,244	(2)	$1,186	$8,210
Intersegment revenues	—	—		—	—
Segment operating (loss) income	(2,044)	3,049	(2)	106	1,111

Predecessor Company

Period from January 1, 2005 through March 14, 2005	U.S.	North Sea		Other	Totals
Revenues from external customers	$8,171	$16,528		$5,187	$29,886
Intersegment revenues	—	—		—	—
Segment operating (loss) income	(2,996)	4,220		(345)	879

Three months ended December 31, 2004	U.S.	North Sea		Other	Totals
Revenues from external customers	$10,105	$18,170		$5,432	$33,707
Intersegment revenues	—	—		—	—
Segment operating (loss) income	(3,905)	(2,282	)(3)	(1,550)	(7,737)

Three months ended September 30, 2004	U.S.	North Sea		Other	Totals
Revenues from external customers	$8,857	$16,339		$4,292	$29,488
Intersegment revenues	—	—		—	—
Segment operating (loss) income	(4,333)	2,000		(2,791)	(5,124)

Three months ended June 30, 2004	U.S.	North Sea		Other	Totals
Revenues from external customers	$8,209	$13,604		$3,933	$25,746
Intersegment revenues	—	—		—	—
Segment operating (loss) income	(5,345)	(19,800	)(4)	(1,440)	(26,585)

Three months ended March 31, 2004	U.S.	North Sea		Other	Totals
Revenues from external customers	$7,919	$12,297		$3,353	$23,569
Intersegment revenues	—	—		—	—
Segment operating (loss) income	(5,556)	(1,687)		(2,031)	(9,274)

(1)	Includes amortization of non-cash deferred revenues of $3.2 million.

(2)	Includes amortization of non-cash deferred revenues of $0.6 million.
(3)	Includes an impairment charge of $2.1 million on assets held for sale.
(4)	Includes an impairment charge of $8.6 million on assets held for use and an impairment charge of $8.7 million on assets held for sale.

In addition, the following is a presentation of the Company’s Financial Statements and Supplementary Data, which was originally filed as Item 8 to our Form 10-K for the year ended December 31, 2004. The Financial Statements and Supplementary Data have been changed to reflect the segment performance measure as presented in Note 23. No other changes have been made.

Item 8.    Financial Statements and Supplementary Data

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Trico Marine Services, Inc.:

We have completed an integrated audit of Trico Marine Services, Inc.’s 2004 consolidated financial statements and of its internal control over financial reporting as of December 31, 2004 and audits of its 2003 and 2002 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

Consolidated financial statements and financial statement schedule

In our opinion, the consolidated financial statements listed in the accompanying index, present fairly, in all material respects, the financial position of Trico Marine Services, Inc. and its subsidiaries (Debtors in Possession) at December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the index appearing under Item 15(a) (2) presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As described in Notes 1, 3, 4, 11 and 12 to the consolidated financial statements, effective December 21, 2004, the Company and two of its United States (“U.S.”) subsidiaries filed voluntary petitions with the U.S. Bankruptcy Court to reorganize under Chapter 11 of the U.S. Bankruptcy Code. Effective March 15, 2005, the Company’s plan of reorganization was substantially completed and the Company emerged from bankruptcy. In connection with the emergence from bankruptcy, the Company will adopt fresh start accounting which will result in substantial adjustments to recorded assets and liabilities as of the emergence date. These factors, among others, also impact the Company’s liquidity and are discussed in Note 1 to the consolidated financial statements.

Internal control over financial reporting

Also, in our opinion, management’s assessment, included in Management’s Report on Internal Control Over Financial Reporting appearing under Item 9A, that the Company maintained effective internal control over financial reporting as of December 31, 2004 based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control—Integrated Framework issued by the COSO. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

New Orleans, Louisiana

March 15, 2005, except for Note 23, as to which the date is September 8, 2005

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES

(DEBTORS-IN-POSSESSION)

CONSOLIDATED BALANCE SHEETS

as of December 31, 2004 and December 31, 2003

	December 31, 2004	December 31, 2003
	(Dollars in thousands, except share and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$13,170	$25,892
Restricted cash	1,293	1,708
Accounts receivable, net	34,373	30,451
Prepaid expenses and other current assets	1,405	1,501
Assets held for sale	3,883	—

Total current assets	54,124	59,552
Property and equipment:
Land and buildings	3,774	6,402
Marine vessels	659,289	661,729
Construction-in-progress	32	170
Transportation and other	5,240	4,628

	668,335	672,929
Less accumulated depreciation and amortization	209,124	185,910

Net property and equipment	459,211	487,019
Restricted cash—noncurrent	6,232	—
Other assets	31,188	38,620

Total assets	$550,755	$585,191

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term and current maturities of debt	$60,902	$66,266
Accounts payable	6,495	6,190
Accrued expenses	7,994	6,352
Accrued insurance reserve	4,420	4,497
Accrued interest	518	3,656
Income taxes payable	455	331

Total current liabilities	80,784	87,292
Liabilities subject to compromise:
Senior Notes	250,000	—
Accrued interest on Senior Notes	25,179	—
Long-term debt, net of discounts	86,229	313,900
Deferred income taxes	40,010	39,772
Other liabilities	4,712	2,196

Total liabilities	486,914	443,160
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value, 5,000,000 shares authorized and no shares issued at December 31, 2004 and December 31, 2003	—	—
Common stock, $.01 par value, 55,000,000 shares authorized, 37,037,569 and 36,982,569 shares issued and 36,965,537 and 36,910,537 shares outstanding at December 31, 2004 and December 31, 2003	370	370
Additional paid-in capital	338,071	338,007
Accumulated deficit	(310,797)	(214,845)
Unearned compensation	(119)	(127)
Cumulative foreign currency translation adjustment	36,317	18,627
Treasury stock, at par value, 72,032 shares at December 31, 2004 and December 31, 2003	(1)	(1)

Total stockholders’ equity	63,841	142,031

Total liabilities and stockholders’ equity	$550,755	$585,191

The accompanying notes are an integral part of these consolidated financial statements.

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES

(DEBTORS-IN-POSSESSION)

CONSOLIDATED STATEMENTS OF OPERATIONS

for the years ended December 31, 2004, 2003 and 2002

	2004	2003	2002
	(Dollars in thousands, except share and per share amounts)
Revenues:
Charter hire	$112,315	$123,290	$133,771
Other vessel income	195	231	171

Total revenues	112,510	123,521	133,942

Operating expenses:
Direct vessel operating expenses and other	80,712	81,188	84,101
General and administrative	16,815	15,519	15,077
Amortization of marine inspection costs	11,432	10,775	10,225
Depreciation and amortization expense	32,931	33,392	31,870
Impairment of goodwill	—	113,028	—
Impairment of long-lived assets	8,584	—	5,200
Loss on assets held for sale	10,725	6,165	—
(Gain) loss on sales of assets	30	(1,045)	(454)

Total operating expenses	161,229	259,022	146,019

Operating loss	(48,719)	(135,501)	(12,077)

Reorganization costs	(8,617)	—	—
Interest expense	(33,405)	(30,159)	(28,432)
Amortization of deferred financing costs	(7,813)	(977)	(1,127)
Loss on early retirement of debt	(618)	—	(10,998)
Other income (loss), net	152	(649)	(794)

Loss before income taxes	(99,020)	(167,286)	(53,428)

Income tax expense (benefit)	(3,068)	(2,888)	14,550

Net loss	$(95,952)	$(164,398)	$(67,978)

Basic loss per common share:
Net loss	$(2.60)	$(4.51)	$(1.87)

Average common shares outstanding	36,876,152	36,470,940	36,260,993

Diluted loss per common share:
Net loss	$(2.60)	$(4.51)	$(1.87)

Average common shares outstanding	36,876,152	36,470,940	36,260,993

The accompanying notes are an integral part of these consolidated financial statements.

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES

(DEBTORS-IN-POSSESSION)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

for the years ended December 31, 2004, 2003 and 2002

	Common Stock		Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Unearned Compensation	Cumulative Foreign Currency Translation Adjustment	Treasury Stock		Total Stockholders’ Equity
	Shares	Dollars					Shares	Dollars
	(Dollars in thousands, except share amounts)
Balance, December 31, 2001	36,326,367	$363	$337,283	$17,531	$—	$(63,450)	72,032	$(1)	$291,726
Stock options exercised	18,000	—	60	—	—	—	—	—	60
Comprehensive income:					—
Gain on foreign currency translation	—	—	—	—	—	71,518	—	—	71,518
Net loss	—	—	—	(67,978)	—	—	—	—	(67,978)

Comprehensive income									3,540
Balance, December 31, 2002	36,344,367	363	337,343	(50,447)	—	8,068	72,032	(1)	295,326
Stock options exercised	578,202	6	520	—	—	—	—	—	526
Issuances of restricted stock	60,000	1	144	—	(145)	—	—	—	—
Amortization of unearned compensation	—	—	—	—	18	—	—	—	18
Comprehensive loss:
Gain on foreign currency translation	—	—	—	—	—	10,559	—	—	10,559
Net loss	—	—	—	(164,398)	—	—	—	—	(164,398)

Comprehensive loss									(153,839)
Balance, December 31, 2003	36,982,569	370	338,007	(214,845)	(127)	18,627	72,032	(1)	142,031
Issuances of restricted stock	25,000	—	58	—	(58)	—	—	—	—
Issuances of stock to directors	30,000	—	6	—	—	—	—	—	6
Amortization of unearned compensation	—	—	—	—	66	—	—	—	66
Comprehensive loss:
Gain on foreign currency translation	—	—	—	—	—	17,690	—	—	17,690
Net loss	—	—	—	(95,952)	—	—	—	—	(95,952)

Comprehensive loss									(78,262)
Balance, December 31, 2004	37,037,569	$370	$338,071	$(310,797)	$(119)	$36,317	72,032	$(1)	$63,841

The accompanying notes are an integral part of these consolidated financial statements.

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES

(DEBTORS-IN-POSSESSION)

CONSOLIDATED STATEMENTS OF CASH FLOWS

for the years ended December 31, 2004, 2003 and 2002

	2004	2003	2002
	(Dollars in thousands)
Net loss	$(95,952)	$(164,398)	$(67,978)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	55,077	45,280	43,264
Deferred marine inspection costs	(11,360)	(10,840)	(9,542)
Deferred income taxes	(3,388)	(3,132)	14,359
Loss on asset held for sale	10,725	6,165	—
Impairment of goodwill	—	113,028	—
Loss on early retirement of debt	618	—	10,998
Impairment of long-lived assets	8,584	—	5,200
Gain on sales of assets	30	(1,045)	(454)
Provision for doubtful accounts	565	120	120
Amortization of unearned compensation	66	18	—
Change in operating assets and liabilities:
Accounts receivable	(3,065)	9,074	6,069
Prepaid expenses and other current assets	163	(347)	2,676
Accounts payable and accrued expenses	23,380	(3,659)	(3,892)
Other, net	(204)	471	(8,665)

Net cash used in operating activities	(14,761)	(9,265)	(7,845)

Cash flows from investing activities:
Purchases of property and equipment	(6,155)	(26,443)	(69,797)
Proceeds from sales of assets	3,831	54,392	1,984
Increase in restricted cash	(5,677)	(730)	(92)
Other, net	2,857	996	(1,610)

Net cash provided by (used in) investing activities	(5,144)	28,215	(69,515)

Cash flows from financing activities:
Net proceeds from issuance of common stock	—	526	60
Proceeds from issuance of debt	55,365	50,763	346,592
Repayment of debt	(48,280)	(57,408)	(292,286)
Proceeds from sale-leaseback transactions	2,746	2,929	5,858
Deferred financing costs and other	(2,783)	(150)	(6,866)

Net cash (used in) provided by financing activities	7,048	(3,340)	53,358

Effect of exchange rate changes on cash and cash equivalents	135	117	2,213
Net increase (decrease) in cash and cash equivalents	(12,722)	15,727	(21,789)
Cash and cash equivalents at beginning of period	25,892	10,165	31,954

Cash and cash equivalents at end of period	$13,170	$25,892	$10,165

Supplemental cash flow information:
Income taxes paid	$210	$14	$796

Interest paid	$8,464	$32,547	$36,474

Operating cash payments from reorganization items	$8,168	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES

(DEBTORS-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2004

1.     The Company

Trico Marine Services, Inc. (the “Company”) is a provider of marine support vessels to the oil and gas industry in the Gulf of Mexico (the “Gulf”), the North Sea, Latin America and West Africa. As of December 31, 2004, the Company had a total fleet of 83 vessels, including 48 supply vessels, 12 large capacity platform supply vessels (“PSVs”), six large anchor handling, towing and supply vessels (“AHTSs”), 11 crew boats, and six line-handling vessels. We are leasing three of the crew boats under ten-year operating lease agreements. The services provided by the Company’s diversified fleet include transportation of drilling materials, supplies and crews to drilling rigs and other offshore facilities, towing drilling rigs and equipment from one location to another and support for the construction, installation, maintenance and removal of offshore facilities.

On December 21, 2004, Trico Marine Services, Inc. and two of its U.S. subsidiaries, Trico Marine Assets, Inc. and Trico Marine Operators, Inc., (collectively, the “Debtors”) filed “prepackaged” voluntary petitions for reorganization under chapter 11 (“Chapter 11”) of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) under case numbers 04-17985 through 04-17987. The reorganization is being jointly administered under the caption “In re Trico Marine Services, Inc., et al., Case No. 04-17985.” Included in the consolidated financial statements for the year ended December 31, 2004 are subsidiaries operating inside and outside of the United States which have not commenced Chapter 11 cases or other similar proceedings elsewhere, and are not Debtors in any bankruptcy or insolvency proceeding. The Debtors were operating as debtors-in-possession pursuant to the Bankruptcy Code from the period of December 21, 2004 until March 15, 2005. Please refer to the discussion in Note 3.

Liquidity

As further discussed in Note 3, the Company’s recurring losses and negative cash flows from operations resulted in our reorganization proceedings. We emerged from Chapter 11 on March 15, 2005 and have subsequently evaluated our ability to continue as a going concern. We believe that our cash on hand and available borrowings under the NOK credit facility and the $20 million revolving credit component of the $75 million secured credit facility (the “Exit Credit Facility”) (see Note 12) will be sufficient to fund debt service requirements, working capital and capital expenditures through at least December 31, 2005.

During 2005 and the first quarter of 2006, our current plan requires us to fund our U.S. operations by utilizing the revolving credit facility of the Exit Credit Facility. We are currently in compliance with the financial covenants in the Exit Credit Facility. In addition, we have performed an analysis of the financial covenants under the Exit Credit Facility, and have determined that, if current day rates and utilization levels were to continue unchanged for the rest of 2005, and barring any unexpected event that would materially and adversely affect our financial condition, we would not expect to breach any of the financial covenants of the agreement. However, if day rates and utilization levels for our U.S. fleet were to decline more than ten percent from current levels, we may have difficulty complying with the covenants in the agreement relating to our earnings before interest, taxes, depreciation and amortization, as defined (the “U.S. EBITDA Covenant”), for our U.S. operations. In particular, if operating results in the U.S. deteriorate (because, for example, day rates decline, utilization declines, expenses increase, or some combination of any or all the above), we may have difficulty meeting the U.S. EBITDA Covenant in 2005. Our U.S. EBITDA Covenant permits us to “import” earnings of up to $5 million from our international subsidiaries. If our U.S. operations have difficulty complying with these covenants based on their operating results, we will likely need to repatriate cash from our Norwegian subsidiaries in order to comply with the U.S. EBITDA Covenant. Although there are restrictions in our Exit Credit Facility, our NOK Term Loan and our Trico Supply Bank Facility on our ability to repatriate funds from Norway on a tax efficient basis and

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES

(DEBTORS-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004

limitations on the amounts, we do not expect those restrictions to prevent the repatriation of sufficient cash to comply with the U.S. EBITDA covenant, if such repatriation was needed.

Our cash provided by operations in 2005 will be determined by the day rates and utilization levels of our vessels, which is affected by expenditures for oil and gas exploration, development and production. The Company cannot make any assurances that the factors beyond the Company’s control affecting demand for our vessels will not impact the Company’s ability to generate sufficient cash flow from operations in amounts sufficient to pay indebtedness and fund other liquidity needs.

2.    Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States.

The financial statements are prepared in accordance with the American Institute of Certified Public Accountant’s Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code” (“SOP 90-7”). SOP 90-7 requires the Company to, among other things, (1) identify transactions that are directly associated with the bankruptcy proceedings from those events that occur during the normal course of business and (2) identify pre-petition liabilities subject to compromise from those that are not subject to compromise or are post petition liabilities. According to the Company’s confirmed plan of reorganization, only the Company’s $250 million 8 7/8% senior notes due 2012 (the “Senior Notes”) and the related accrued interest are subject to compromise. In addition, the Company discontinued accruing interest on the Senior Notes as of December 21, 2004 (the “Commencement Date”). The financial statements for the period ended December 31, 2004 do not reflect the effect of any changes in the Company’s capital structure as a result of an approved plan of reorganization or adjustments to the carrying value of assets or liability amounts that may be necessary as a result of actions by the Bankruptcy Court. Upon confirmation of the plan of reorganization by the Bankruptcy Court which was subject to the closing of the Exit Credit Facility, the Company adopted “fresh-start” accounting as required by SOP 90-7 on the effective date of the reorganization. The Company is in process of allocating the reorganization value to its assets and liabilities in relation to their fair value based on a total equity value of $110 million. Accordingly, the carrying values of assets and liabilities on the effective date of reorganization will differ materially from the amounts shown as of December 31, 2004.

Consolidation Policy

The consolidated financial statements include Trico Marine Services, Inc., and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

All highly liquid investments with original maturity dates of three months or less are considered to be cash equivalents.

Restricted Cash

The Company segregates restricted cash due to legal or other restrictions regarding its use. At December 31, 2004, the majority of the total restricted cash balance of $7.5 million relates to cash held in escrow for outstanding letters of credit, as prescribed following the Company’s retirement of the Bank Credit Facility (see Note 12). Since the cash held in escrow for outstanding letters of credit will not be used to offset currently

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES

(DEBTORS-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004

maturing liabilities, the balance of $6.2 million has been classified as “Restricted cash—noncurrent” in the accompanying condensed consolidated financial statements. To a lesser extent, the Company has statutory requirements in Norway which require a subsidiary to segregate cash that will be used to pay tax withholdings in following periods, and other cash amounts held in escrow for specific purposes aggregating $1.3 million at December 31, 2004, which are classified as current assets.

Accounts Receivable

In the normal course of business, the Company extends credit to its customers on a short-term basis, generally 90 days or less. The Company’s principal customers are major oil and natural gas exploration, development and production companies. Although credit risks associated with our customers are considered minimal, the Company routinely reviews its accounts receivable balances and makes provisions for doubtful accounts as necessary.

The Company is exposed to insurance risks related to the Company’s insurance and reinsurance contracts with various insurance entities. The reinsurance recoverable amount can vary depending on the size of a loss. The exact amount of the reinsurance recoverable is not known until all losses are settled. The Company records the reinsurance recoverable amount when the claim has been communicated and accepted by the carrier, and the Company expects to receive amounts owed. The Company monitors its reinsurance recoverable balances regularly for possible reinsurance exposure and makes adequate provisions for doubtful reinsurance receivables.

Property and Equipment

All property and equipment is stated at cost, reduced by the amount of impairments, if any. Depreciation is recognized using the straight-line method, assuming an estimated salvage value of between zero and 10% for marine vessels and no salvage value for other assets. Marine vessels are depreciated over estimated useful lives ranging from 15 to 30 years from the date of acquisition. Major modifications which extend the useful life of marine vessels are capitalized and amortized over the adjusted remaining useful life of the vessel. Buildings and improvements are depreciated over estimated useful lives ranging from 15 to 40 years. Transportation and other equipment are depreciated over estimated useful lives ranging from five to ten years. When assets are retired or disposed of, the cost and accumulated depreciation thereon are removed, and any resultant gains or losses are recognized in current operations.

Depreciation expense amounted to approximately $32.9 million, $33.4 million and $31.9 million in 2004, 2003 and 2002, respectively.

Interest is capitalized in connection with the construction of vessels. The capitalized interest is recorded as part of the asset to which it relates and is amortized over the asset’s estimated useful life. No interest was capitalized in 2004. Approximately $0.2 million and $0.7 million of interest was capitalized in 2003 and 2002, respectively.

In accordance with the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” the Company reviews long-lived assets for impairment when events or changes in circumstances indicate that the carrying amount of any such asset may not be recoverable. Impairment losses are recorded on long-lived assets used in operations when the net undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those items. The Company has grouped assets together for impairment testing purposes if they are determined to be interchangeable within their asset class. Cold-stacked vessels are grouped with other like vessels for impairment review if the cold-stacked vessel is determined to be capable of

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES

(DEBTORS-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004

returning to service without an economic burden to the Company, and is expected to be marketable once it returns. For grouped classes, the Company has not considered individual assets on a stand-alone basis for review, unless that vessel is considered withdrawn from service. For assets held for sale, impairment losses are recorded when the carrying amount of the asset exceeds the fair value of the asset less transaction costs or commissions. If an asset is considered to be impaired, the impairment is measured by the amount by which the carrying amount of the asset exceeds the discounted cash flow or fair market value of the asset.

Marine vessel spare parts

Marine vessel spare parts are stated at the lower of average cost or market and are included in other assets in the consolidated balance sheet.

Deferred marine inspection costs

Drydocking expenditures incurred in connection with regulatory marine inspections are capitalized and amortized on a straight-line basis over the period to be benefited (generally 24 to 60 months). These marine inspection costs are included in other assets in the consolidated balance sheet. Non-regulatory dry-docking expenditures are either capitalized as major modifications or expensed, depending on the work being performed.

Deferred Financing Costs

Deferred financing costs include costs associated with the issuance of the Company’s debt and are amortized using the effective interest rate method of amortization over the life of the related debt agreement or on a straight-line basis over the life of the related debt agreement which approximates the effective interest rate method of amortization.

Goodwill

SFAS No. 142, “Goodwill and Other Intangible Assets”, provides that goodwill is no longer amortized, but must be tested for impairment using a fair value approach. The Company tests for the possible impairment of goodwill at the reporting unit level in accordance with the requirements of SFAS No. 142. In assessing reporting unit fair value, the Company must make assumptions regarding estimated future cash flows and other factors used to determine fair value. Annually or when market conditions necessitate interim analysis, the Company calculated reporting unit fair value based on estimated cash flows, comparable industry financial ratios and other analysis. The reporting unit fair value was compared to carrying value to determine whether the goodwill is impaired. The Company performed its annual impairment analysis as of June 30, 2003 and determined that a goodwill impairment did exist. Therefore, the Company recorded a charge of approximately $28.6 million during the second quarter of 2003. After continued deterioration in market conditions in the North Sea during the third and fourth quarters of 2003, the Company determined that an additional interim test of impairment was necessary as of December 31, 2003. As a result of the December 2003 analysis, the Company determined that an additional impairment was warranted, and recorded an impairment on the remaining goodwill balance of approximately $84.4 million.

Income Taxes

Deferred income taxes are provided at the currently enacted income tax rates for the difference between the financial statement and income tax bases of assets and liabilities and carryforward items. Management provides valuation allowances against deferred tax assets for amounts which are not considered “more likely than not” to be realized. Although taxes are considered indefintely deferred, the Company provides for and classifies as deferred the future tax liability on the earnings of our Norwegian subsidiary which operates under the Norwegian shipping tax regime.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004

Revenue Recognition

Trico earns and recognizes revenues primarily from the time and bareboat chartering of vessels to customers based upon daily rates of hire. A time charter is a lease arrangement under which Trico provides a vessel to a customer and is responsible for all crewing, insurance and other operating expenses. In a bareboat charter, Trico provides only the vessel to the customer, and the customer assumes responsibility to provide for all of the vessel’s operating expenses and generally assumes all risk of operation. Vessel charters may range from several days to several years.

Direct Vessel Operating Expenses

Direct vessel operating expenses principally include crew costs, insurance, repairs and maintenance, supplies and casualty losses. Operating costs are expensed as incurred, except for deferred marine inspection costs, which are deferred and amortized.

Losses on Insured Claims

The Company limits its exposure to losses on insurance claims by maintaining stop-loss and aggregate liability coverages. Self-insurance losses for claims filed and claims incurred but not reported are accrued based upon the Company’s historical loss experience and valuations provided by independent third-party consultants. To the extent that estimated self-insurance losses differ from actual losses realized, the Company’s insurance reserves could differ significantly and may result in either higher or lower insurance expense in future periods

Foreign Currency Translation

All assets and liabilities of the Company’s foreign subsidiaries are translated into U.S. dollars at the exchange rate in effect at the end of the period, and revenue and expenses are translated at weighted average exchange rates prevailing during the period. The resulting translation adjustments are reflected within the cumulative foreign currency translation adjustment component of stockholders’ equity.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004

Stock Based Compensation

The Company has stock-based employee compensation plans, under which employees are granted stock options and restricted stock awards. These plans are described in more detail in Note 18. The Company accounts for these plans under the recognition and measurement principles of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” and has adopted the disclosure-only provisions of SFAS No. 123, “Accounting For Stock Based Compensation” and, subsequently, SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure—an Amendment of FASB Statement No. 123.” For restricted stock awards, the fair value at the date of the grant is expensed over the vesting period. For stock options, no compensation cost is reflected in earnings, as all options granted under these plans had an exercise price equal to or greater than the market value of the underlying common stock on the grant date. The following table illustrates the effect on net loss and net loss per share if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation.

	Year Ended December 31,
	2004	2003	2002
Net loss	$(95,952)	$(164,398)	$(67,978)
Add: Stock based compensation expense included in reported net income, net of related tax effects	72	18	—
Deduct: Total stock-based employee compensation expense determined under fair value-based method, net of tax	(238)	(472)	(878)

Pro forma net loss	$(96,118)	$(164,852)	$(68,856)

Net loss per common share:
Basic and Diluted—as reported	$(2.60)	$(4.51)	$(1.87)

Basic and Diluted—pro forma	$(2.61)	$(4.52)	$(1.90)

There were no options granted during 2004. The estimated weighted average fair value of options granted during 2003 and 2002 were $1.52 and $4.01 per share, respectively.

The fair value of each stock option granted is estimated on the date of grant using the Black-Scholes value method of option pricing with the following weighted-average assumptions by grant year:

	2003	2002
Expected annual dividends	$—	$—
Risk free interest rate	3.15%	6.28%
Expected term (in years)	5	5
Volatility	62.24%	44.36%

Comprehensive Income/(Loss)

Accumulated other comprehensive income (loss), which is included as a component of stockholders’ equity, is comprised of currency translation adjustments in foreign subsidiaries.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004

amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates, and those differences could be material.

Reclassifications

Certain prior period amounts have been reclassified to conform to current presentations.

New Accounting Standards

As part of its short term international convergence project, the FASB is amending FAS No. 128, “Earnings Per Share” to make it consistent with international accounting standards and make earnings per share (“EPS”) computations comparable on a global basis. The amendment changes the computation of EPS by changing the treasury stock method and contingent share guidance for computing year-to-date EPS, assuming that the settlement of contracts that may be settled in stock will be settled by share issuances for the purposes of computing diluted EPS, and by requiring that mandatorily redeemable convertible securities be included in the weighted-average number of shares outstanding used in computing basic EPS from the date the conversion becomes mandatory. The proposed standard was issued in the fourth quarter of 2004, but has been deferred until 2005. Although the Company is in process of analyzing this proposed statement, it is likely that the statement will lower diluted EPS in future periods if the Company reports net income.

In December 2004, the FASB issued a revised version of SFAS No. 123, “Accounting for Stock-Based Compensation” entitled “Share-Based Payment” (“SFAS No. 123R”). This revised statement establishes a new standard for transactions in which an entity exchanges its equity instruments for goods and services or other transactions involving equity instruments. Among other things, this statement requires the fair-value based method of accounting for equity based compensation to employees. Under this method, public entities must measure the grant date fair value of equity based awards issued to employees and amortize the cost of that award over the period in which service is rendered. Previous standards allowed for a choice of methods to be used for equity based compensation to employees. For public companies not filing as small business issuers, the statement is effective for the first interim or annual period that begins after June 15, 2005 and will require a modified version of the prospective method to be used. Following the accounting guidance set forth in Statement of Position 90-7 (“SOP 90-7”), “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code”, the Company will adopt SFAS No. 123R upon emerging from bankruptcy. Although the Company is currently analyzing the effect of the statement, it is likely that earnings will decrease in 2005 due to the recognition of employee based stock compensation. See Note 3 for stock options expected to be issued in connection with confirmation of our plan or reorganization.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets—an amendment of APB Opinion No. 29.” SFAS No. 153 amends APB Opinion No. 29, “Accounting for Nonmonetary Transactions” to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The adoption of SFAS No. 153 is not expected to have an impact on the Company’s financial position or results of operations.

On September 30, 2004, the Emerging Issues Task Force (“EITF”) reached a consensus on Issue No. 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings Per Share” (“EITF 04-8”), which addresses

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004

when the dilutive effect of contingently convertible debt instruments should be included in diluted earnings (loss) per share. EITF 04-8 requires that contingently convertible debt instruments be included in the computation of diluted earnings (loss) per share regardless of whether the market price trigger has been met. EITF 04-8 also requires that prior period diluted earnings (loss) per share amounts presented for comparative purposes be restated. EITF 04-8 is effective for reporting periods ending after December 15, 2004. The adoption of EITF 04-8 is not expected to have an impact on our diluted earnings (loss) per share.

In September 2004, the EITF reached a consensus on EITF Issue No. 04-10, “Applying Paragraph 19 of FAS 131 in Determining Whether to Aggregate Operating Segments That Do Not Meet the Quantitative Thresholds.” The consensus states that operating segments that do not meet the quantitative thresholds can be aggregated only if aggregation is consistent with the objective and basic principles of SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” the segments have similar economic characteristics, and the segments share a majority of the aggregation criteria (a)-(e) listed in paragraph 17 of SFAS No. 131. The effective date of the consensus in this Issue will coincide with the effective date of an anticipated FASB Staff Position (“FSP”) that will provide guidance in determining whether two or more operating segments have similar economic characteristics. The consensus should be applied to fiscal years ending after that effective date, and the corresponding information for earlier periods, including interim periods, should be restated unless it is impractical to do so. Early application is permitted. The FASB staff anticipates that the final issuance of the FSP and its effective date will be in 2005. The Company does not anticipate a material impact on the financial statements from the adoption of this consensus.

3.    Chapter 11 Proceedings

On December 21, 2004, Trico Marine Services, Inc. and two of its U.S. subsidiaries, Trico Marine Assets, Inc. and Trico Marine Operators, Inc., (collectively, the “Debtors”) filed “prepackaged” voluntary petitions for reorganization under chapter 11 (“Chapter 11”) of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) under case numbers 04-17985 through 04-17987. The reorganization is being jointly administered under the caption “In re Trico Marine Services, Inc., et al., Case No. 04-17985.” Included in the consolidated financial statements for the year ended December 31, 2004 are subsidiaries operating inside and outside of the United States which have not commenced Chapter 11 cases or other similar proceedings elsewhere, and are not Debtors in any bankruptcy or insolvency proceeding. The Debtors are currently operating as debtors-in-possession pursuant to the Bankruptcy Code.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004

The following is a summary of the Debtors’ condensed combined balance sheet and income statement as of and for the year ended December 31, 2004, presented in accordance with SOP 90-7. Material intercompany accounts between Debtors have been eliminated and subsidiaries not subject to the proceeding are presented as an equity method investee (dollars in thousands):

As of December 31, 2004
ASSETS
Total current assets	$21,228
Net property and equipment	132,058
Intercompany notes and accounts receivables	21,165
Investments in subsidiaries	208,743
Other non-current assets	22,385

Total assets	$405,577

LIABILITIES AND STOCKHOLDERS’ EQUITY
Total current liabilities	$12,007
Liabilities subject to compromise	275,179
Long-term debt	54,550

Total liabilities	341,736

Stockholders’ equity	63,841

Total liabilities and stockholders’ equity	$405,577

Year ended December 31, 2004
Total revenues	$47,533
Total operating expenses	73,540

Operating loss	(26,007)

Reorganization costs	(8,617)
Interest expense	(29,842)
Amortization of deferred financing costs	(7,585)
Loss on early retirement of debt	(618)
Equity in net earnings (loss) of subsidiaries	(23,570)
Other income (loss), net	287

Loss before income taxes	(95,952)
Income tax expense (benefit)	—

Net loss	$(95,952)

We commenced a Chapter 11 reorganization of the Debtors to reorganize our capital structure to bring it into alignment with the Company’s present and future operating prospects and to the provide the Company with greater liquidity. Our need for a reorganization resulted in part from prior precipitous declines in day rates and utilization, particularly in the U.S. Gulf of Mexico (the “Gulf”) market, leading to negative operating results in recent years. Although the Company took steps to enhance liquidity during this time period, including refinancing long-term debt in 2002, selling vessels in 2003 and 2004 and refinancing its U.S. revolving credit

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004

facility in February 2004, the Company’s financial and liquidity position continued to deteriorate in 2004, primarily due to extremely low demand for its vessels in its key markets.

The Debtors initiated their Chapter 11 cases in accordance with the Bankruptcy Court’s special guidelines for “prepackaged” bankruptcy cases, pursuant to which the Debtors solicited and obtained the consent of their creditors to the terms of reorganization as set forth in the Debtors’ joint prepackaged plan of reorganization (the “Plan”) prior to the filing of the Chapter 11 cases.

In November 2004, the Company announced that it had commenced the formal process of soliciting approvals for a consensual financial reorganization of the Company from holders of the Company’s $250 million 8 7/8% senior notes due 2012 (the “Senior Notes”). The holders of the Senior Notes voted overwhelmingly to accept the plan, with the Company receiving acceptances from 99.9% of the eligible creditors who voted on the Plan.

Pursuant to the Plan, the holders of the Senior Notes will receive, in exchange for their total claims (including principal and accrued but unpaid interest), 100% of the fully diluted new common stock of the reorganized Trico Marine Services, Inc. (10,000,000 shares), before giving effect to (i) the potential exercise of 1,000,000 shares of warrants to be distributed to the Company’s existing holders of old common stock pursuant to the Plan and (ii) up to 750,000 options to be issued under a new employee and director stock option plan. On the Plan’s effective date, the sole equity interests in the reorganized Company will consist of new common stock issued to the holders of the Senior Notes, warrants issued to the holders of old common stock, and options and restricted stock to be issued to employees and directors, including the chairman of the board of directors.

At the “first day” hearings held on December 22, 2004, the Bankruptcy Court entered several orders for relief authorizing the Debtors to, among other things, pay prepetition and postpetition employee wages, salaries, benefits and other employee obligations; to pay various prepetition claims of the Debtors’ vendors and other service providers in the ordinary course of business; to continue their cash management systems and to maintain existing bank accounts; to dispense with the requirement of filing schedules of assets, liabilities, executory contracts, unexpired leases, and other financial statements in light of the prepackaged nature of the Debtors’ bankruptcy cases; and to employ and retain certain legal, financial and administrative advisors for the duration of the Debtors’ bankruptcy cases. On December 22, 2004, the Debtors also received approval from the Bankruptcy Court for a $75 million secured super-priority debtor-in-possession credit agreement (the “DIP Credit Facility”) comprised of a $55 million unamortizing term loan component and a $20 million revolving credit facility component. The term loan proceeds were used to repay and retire the existing $55 million secured term loan (the “2004 Term Loan”). The revolving credit facility component will provide additional liquidity for reorganization and other general corporate purposes. The DIP Credit Facility requires that we maintain certain financial covenants and restricts liens, indebtedness, capital expenditures, dividend payments and sales of assets. The DIP Credit Facility does not amortize and expires on the earlier of the date the Company emerges from Bankruptcy or May 4, 2005. On January 19, 2005, the Bankruptcy Court entered the final order for the DIP Credit Facility, and the repayment of the 2004 Term Loan occurred.

On January 19, 2005, the Bankruptcy Court held a confirmation hearing with respect to the Plan, during which the Bankruptcy Court found that the Debtors’ disclosure statement with respect to the Plan was adequate in all respects pursuant to the relevant provisions of the Bankruptcy Code and, on that basis and in accordance with other findings of fact and conclusions of law, confirmed the Plan, as further evidenced in the Bankruptcy Court’s order to that effect entered on January 21, 2005.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004

On February 21, 2005, the Company entered into a new $75 million secured credit agreement (the “Exit Credit Facility”), comprised of a $55 million term loan component and a $20 million revolving credit facility component. The Exit Credit Facility became effective on March 15, 2005 after the Bankruptcy Court entered the final order for the agreement. Under the terms of the Exit Credit Facility, the Company is required to make mandatory term loan repayments of $5 million during each of 2007, 2008 and 2009, with a final payment of $40 million in 2010. The revolving credit component reduces upon mandatory prepayment events including certain sales of assets and debt or equity issuances, and has a final maturity of February 2010, whereby all remaining commitments will terminate. Covenants in the Exit Credit Facility prohibit the Company from incurring additional indebtedness or liens, and place restrictions on certain activities including disposing of property, declaring dividends, re-flagging vessels outside the United States and entering into unapproved joint ventures. In addition, other covenants restrict the amount of capital expenditures and maintenance and classification costs that may be incurred.

Following the Bankruptcy Court hearing approving the Exit Credit Facility and the completion of various post-confirmation financing and corporate governance requirements set forth in the Plan, the Company emerged from bankruptcy on March 15, 2005 (the “Exit Date”). On March 15, 2005, holders of the Company’s old common stock became entitled to receive warrants to purchase new common stock. Each holder of old common stock will receive one Series A Warrant (representing the right to purchase one share of the Company’s new common stock for $18.75) and one Series B Warrant (representing the right to purchase one share of the Company’s new common stock for $25.00) for each 74 shares of old common stock owned. In addition, the Company issued approximately 698,000 stock options to employees and the chairman of the board of directors with exercise prices of $11.00 per share, as well as an award of 30,000 shares of stock to directors.

Upon emergence from bankruptcy, the amounts reported in subsequent financial statements will materially change due to the reorganization of our assets and liabilities as a result of the Plan’s effectiveness, as well as the application of the provisions of Statement of Position 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code” (“SOP 90-7”), with respect to reporting upon emergence from Chapter 11, which is commonly referred to as “fresh-start” accounting. As part of our upcoming “fresh-start” accounting adjustments, the entire Senior Notes principal and accrued interest balance ($275.2 million at December 31, 2004) will be converted into new common stock. In addition, our long-lived assets will be reduced based on the fair market values assigned to our reorganized liabilities and current assets, and based upon a total equity value of $110.0 million. Going forward, we expect that interest expense and depreciation and amortization will be dramatically reduced, and other changes may result from adopting new accounting policies. Changes in accounting principles required under generally accepted accounting principles within twelve months of emerging from bankruptcy are required to be adopted as of the date of emergence. The Company is in process of compiling its reorganized balance sheet as of the Exit Date.

4.    Reorganization Costs

The following summarizes the reorganization costs incurred by the Company during the year ended December 31, 2004:

2004
Professional and other fees	$8,009
Key employee retention program	608

Reorganization costs	$8,617

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004

Since April 2004, when the Company announced it had retained financial and legal reorganization advisors, the Company has incurred significant costs associated with the reorganization initiative. During the year ended December 31, 2004, the Company incurred reorganization charges of $8.6 million, primarily related to fees paid to the Company’s financial and legal advisors, and the advisors of its creditors whom the Company is obligated to pay under certain agreements. In addition to the monthly fees, the Company has agreed to pay approximately $3.5 million in success fees to the Company’s financial advisors and the financial advisors to the holders of the Senior Notes (in cash or in our common stock, issued at the reorganization value of $11.00 per share, or a combination of the two) upon consummation of a reorganization. These success fees were accrued when the advisors met the criteria for the fee under the agreement, which occurred on the Exit Date.

The Company has also adopted a key employee retention plan, which calls for aggregate payments of $1.0 million payable based on service over an estimated 15 month period beginning in December 2004. During 2004, the Company accrued approximately $0.6 million for the retention plan. In December 2004, the Company made payments of approximately $0.3 million representing the first of four vesting dates under the key employee retention plan.

These expenses are classified as “Reorganization costs,” a non-operating expense, in the condensed consolidated statements of operations for the year ended December 31, 2004.

5.    Assets Held for Sale and Sales of Vessels

In December 2004, the Company entered into a sale-leaseback transaction for its 14,000 square foot primary office in the North Sea to provide additional liquidity. The sale generated approximately $2.8 million of net proceeds. The Company entered into a 10-year operating lease for the use of the facility, with annual rent payments of approximately $0.3 million. The lease contains options, at the Company’s discretion, to extend the lease for an additional six years, as well as a fair-value purchase option at the end of the lease term.

During the second quarter of 2004, as a result of an inability to achieve adequate day rates and long-term contracts for some of the oldest North Sea class vessels, the Company initiated the process of selling three of its North Sea class platform supply vessels (“PSVs”) that had an average age of 28 years. One of the vessels was sold on July 8, 2004 for approximately $3.7 million. For assets held for sale, impairment charges are recorded when the carrying amount of the asset exceeds the estimated fair value of the asset less transaction costs or commissions. Based on the Company’s estimates of fair value less transaction costs or commissions, the Company recorded an initial charge of $8.7 million on the three North Sea class vessels during the second quarter of 2004 and recorded an additional charge of $2.0 million during the fourth quarter of 2004 on the remaining two vessels, which are still being actively marketed for sale. The fourth quarter impairment relates to changes in the previously estimated selling prices of the vessels due to changes in market conditions.

During October 2004, the Company began actively marketing a group of five linehandler vessels, currently operating in Brazil. The five vessels are included in assets held for sale at December 31, 2004 at their aggregate book value of $1.5 million, as the estimated fair value exceeded the book value.

During the second quarter of fiscal year 2003, the Company committed to a formal plan to sell its investment in the construction of the anchor handling towing supply vessel (“AHTS”) which had a long-term contract with Petroleo Brazileiro S.A. (“Petrobras”) as well as dispose of one of its larger North Sea class vessels. In accordance with SFAS No. 144, these assets were classified as held for sale, and the Company recorded a charge of approximately $5.2 million for the impairment related to the anticipated sale of the assets

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004

during the second quarter of 2003. The Company completed the sale of the above-described assets in September 2003. The Company received net proceeds in the amount of $52.5 million from the sale of the Brazilian AHTS and North Sea class vessel and recorded an additional loss of $0.9 million on the transactions. The total loss on the sale of the North Sea class vessel and Brazilian AHTS was $6.2 million.

In February 2003, the Company sold one of its crew boats for approximately $0.6 million and recognized a gain of approximately $0.5 million on the transaction. In March 2003, the Company completed the sale-leaseback on a 155-foot crew boat that had been under construction. The Company received approximately $2.9 million on the sale-leaseback transaction. In July 2003, the Company sold one crew boat and one supply boat for approximately $0.9 million, and recognized a gain of approximately $0.7 million on the transactions.

In February 2002, the Company sold one of its crew boats for $0.7 million and recognized a gain of approximately $0.5 million from the sale. In April 2002, the Company completed an agreement for a sales-type lease of three of its line handling vessels and recognized a loss of approximately $0.1 million on the transaction. The sales are included in gain (loss) on sale of assets in the accompanying Consolidated Statement of Operations.

6.    Vessel Impairments

In accordance with the provisions of SFAS No. 144, the Company reviews long-lived assets for impairment when events or changes in circumstances indicate that the carrying amount of any such asset may not be recoverable. Due to changes to the Company’s operational reorganization plan as well as the continued low levels of day rates and utilization in the Company’s key market areas during the first half of the year, the Company determined that a test for impairment of its vessels was necessary as of June 30, 2004. The Company records impairment losses on long-lived assets held for use when the net undiscounted cash flows estimated to be generated by those assets are less than the carrying amount. During the second quarter of 2004, based on the Company’s updated estimates of cash flows, the Company recorded a charge of $8.6 million on three of its North Sea class vessels classified as held for use. If market conditions were to further deteriorate in any markets in which the Company operates or if vessels are mobilized into a new market with new cash flow estimates, it could require the Company to re-evaluate the recoverability of its long-lived assets in that market. In addition, if the Company decides to sell additional vessels in the future, further impairments may be required depending on the estimated selling prices of the vessels.

During 2002, the Company determined that the carrying value of two vessels exceeded their fair values. Fair value was determined through the use of estimated vessel discounted cash flows. The Company reduced net book value to the estimated fair value for the vessels and recorded a non-cash $5.2 million impairment charge.

7.    Deferred financing costs and original issue discounts:

Since an event of default occurred under the Senior Notes indenture and the 2004 Term Loan agreement, the maturities under both facilities could be accelerated and the outstanding balances are payable immediately upon demand. As a result, the Company determined that there is substantial doubt about the future benefit the Company will receive from the deferred financing costs and original issue discounts associated with these debt offerings. Therefore, the Company expensed the remaining unamortized deferred finance cost balance of $7.2 million during the second quarter of 2004. This accelerated amortization is included in “Amortization of deferred finance costs” in the consolidated statement of operations for the year ended December 31, 2004. In addition, the Company recorded a charge of $2.8 million during the second quarter of 2004 to accelerate the amortization of original issue discounts, which is included in “Interest expense” in the consolidated statement of operations for the year ended December 31, 2004.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004

8.    Accounts Receivable

The Company’s accounts receivable, net consists of the following at December 31, 2004 and 2003 (in thousands):

	2004	2003
Trade receivables	$31,344	$24,432
Allowance for doubtful accounts	(1,233)	(542)
Insurance and other	4,262	6,561

Accounts receivable, net	$34,373	$30,451

The Company’s receivables are primarily due from entities operating in the oil and gas industry in the Gulf of Mexico, the North Sea, West Africa, and Latin America. Since the Company’s receivables are primarily generated from customers having similar economic interests, the Company has potential exposure to credit risk that could result from economic or other changes to the oil and gas industry. As of December 31, 2004, no individual customer represented greater than 10% of the outstanding accounts receivable balance. During 2004, the Company recorded an increase to the allowance for doubtful accounts of $0.7 million.

9.    Goodwill

At the beginning of 2003, the Company’s goodwill balance of $110.6 million related primarily to the 1997 acquisition of our North Sea operations, which is considered a reporting unit pursuant to the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets.” The Company tests for the possible impairment of goodwill at the reporting unit level in accordance with the requirements of SFAS No. 142. In assessing reporting unit fair value, we must make assumptions regarding estimated future cash flows and other factors used to determine fair value. If these estimates or their related assumptions adversely change in the future, we may be required to record material impairment charges for these assets. Annually or when market conditions necessitate interim analysis, the Company calculates reporting unit fair value based on estimated cash flows, comparable industry financial ratios and other analysis. The reporting unit fair value is compared to carrying value to determine whether the goodwill is impaired. The Company performed its annual impairment analysis as of June 30, 2003 and determined that a goodwill impairment did exist. Therefore, the Company recorded a charge of approximately $28.6 million during the second quarter of 2003. After continued deterioration in market conditions in the North Sea during the third and fourth quarters of 2003, the Company determined that an additional interim test of impairment was necessary as of December 31, 2003. As a result of the December 2003 analysis, the Company determined that an additional impairment was warranted, and recorded an impairment on the remaining goodwill balance of approximately $84.4 million.

The Company did not record a tax benefit for goodwill impairments in 2003 because these charges are not deductible for tax purposes.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004

10.    Other Assets

The Company’s other assets consist of the following at December 31, 2004 and 2003 (in thousands):

	2004	2003
Deferred marine inspection costs, net of accumulated amortization of $22,111 and $25,461 in 2004 and 2003, respectively	$19,017	$20,828
Deferred financing costs, net of accumulated amortization of $840 and $1,810 in 2004 and 2003, respectively	882	6,366
Marine vessel spare parts	7,058	9,122
Other	4,231	2,304

Other assets	$31,188	$38,620

Approximately $0.5 million of fees were capitalized as deferred financing costs related to the DIP Credit Facility and Exit Credit Facility during 2004. See Note 7 for a discussion of accelerated amortization of deferred financing costs.

11.    Prepetition Liabilities Subject to Compromise

The principal categories of claims classified as liabilities subject to compromise under reorganization proceedings are identified below. Under the Company’s joint plan of reorganization confirmed by the Bankruptcy Court, the prepetition claims subject to compromise were converted on March 15, 2005 into substantially 100% of the new equity of the Company, subject to dilution by employee and director stock options and warrants issued to prepetition common stockholders.

On a consolidated basis, prepetition liabilities subject to compromise under Chapter 11 proceedings, consisted of the following:

December 31, 2004
Senior Notes	$250,000
Accrued interest on Senior Notes	25,179

Pre-petition liabilities subject to compromise	$275,179

The total interest on the Senior Notes that was not charged to earnings for the period from December 21, 2004 to December 31, 2004, was not material. Such interest was not accrued as the Bankruptcy Code generally disallows the payment of interest that accrues postpetition with respect to prepetition unsecured or undersecured claims.

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(DEBTORS-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004

12.    Debt

The Company’s debt not subject to compromise consists of the following at December 31, 2004 and 2003 (in thousands):

	2004	2003
Senior Notes, bearing interest at 8.875%, due May 2012 (1)	$—	$250,000
Trico Supply Bank Facility, bearing interest at NIBOR (Norwegian Interbank Offered Rate) plus a margin (weighted average interest rate of 2.99% at December 31, 2004) and collateralized by certain marine vessels. This facility’s current availability reduces in 13 semi-annual installments of NOK 40 million ($5.9 million) beginning March 2003 with balance of the commitment expiring September 2009.	55,927	61,508
2004 Term loan, bearing interest at LIBOR or 2% (whichever is higher) plus 6% or U.S. Prime rate plus 5%, at the Company’s option, plus a default premium of 2% (10.84% at December 31, 2004) collateralized by 43 Gulf class supply vessels. Principal is reduced by quarterly payments of $150,000 through 2007, $10.5 million in payments during 2008 and $42.3 million in 2009.	54,550	—
Bank Credit Facility, bearing interest at a Eurocurrency rate plus a margin, as defined on the date of the borrowing, interest payable at the end of the interest period or quarterly, principal due December 2005, collateralized by certain marine vessels.	—	31,000
6.11% Notes, bearing interest at 6.11%, principal and interest due in 30 semi-annual installments, maturing April 2014, collateralized by two marine vessels.	11,948	13,206
NOK Term loan, bearing interest at NIBOR (Norwegian Interbank Offered Rate) plus a margin (3.04% at December 31, 2004), collateralized by two marine vessels, reducing in 5 semi-annual installments beginning June 30, 2004 by NOK 7.5 million ($1.1 million) with the balance of the commitment expiring June 2006.	22,206	22,503
6.08% Notes, bearing interest at 6.08%, principal and interest due in 16 semi-annual installments, maturing September 2006, collateralized by a marine vessel.	2,500	3,750
Original issue discounts	—	(1,801)

	147,131	380,166
Less current maturities	60,902	66,266

Long-term debt	86,229	313,900

(1)	The December 31, 2004 column excludes $250 million of outstanding indebtedness under the Senior Notes, which was “subject to compromise” as of December 31, 2004, and was converted into equity on March 15, 2005 in connection with the Chapter 11 reorganization.

Substantially all of the Company’s assets were pledged as collateral at December 31, 2004.

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(DEBTORS-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004

Annual maturities on debt not subject to compromise during the next five years are as follows (in thousands):

Period	Amount
2005	$60,902
2006	22,247
2007	6,258
2008	6,258
2009	6,258
Thereafter	45,208

$147,131

The 2004 Term Loan maturities have been adjusted to reflect the maturities of the Exit Credit Facility in accordance with SFAS No. 6, “Classification of Short-Term Obligations Expected to Be Refinanced” since the 2004 Term Loan was refinanced subsequent to the balance sheet date with the Exit Credit Facility. See below for further discussion of the Exit Credit Facility and 2004 Term Loan.

The Company has classified the entire outstanding balance of the Trico Supply Bank Facility as a current liability for presentation in accordance with SFAS No. 6 since the facility has both a subjective acceleration clause (material adverse change clause) and the facility replaces short-term advances with other short-term advances. The Company had NOK 340 million ($55.9 million) and NOK 410 million ($61.5 million) outstanding under this facility as of December 31, 2004 and December 31, 2003, respectively. One of the Company’s Norwegian subsidiaries, Trico Shipping AS, is the borrower of this facility.

On December 22, 2004, while operating as a debtor-in-possession, the Company entered into the DIP Credit Facility. The DIP Credit Facility consists of a $55 million unamortizing term loan and a $20 million revolving line of credit. After the DIP Credit Facility was approved by the Bankruptcy Court on January 19, 2005, the term loan proceeds were used to repay and retire the 2004 Term Loan. The revolving credit facility component will provide additional operating liquidity for the Company’s U.S. operations. The DIP Credit Facility is secured by substantially all of the Company’s domestically owned assets, including vessels working in other locations, as well as pledges of stock from its other subsidiaries, including Trico Supply AS and Trico Shipping AS, the Company’s two primary North Sea subsidiaries. The DIP Credit Facility bears interest at LIBOR or 2%, whichever is higher, plus 5.0%, or U.S. Prime rate plus 4.0%, at the Company’s option. The DIP Credit Facility includes financial maintenance covenants that limit the amount of indebtedness and the cash held outside the U.S. The DIP Credit Facility also contains covenants that place restrictions on the Company’s ability to incur additional indebtedness or liens, dispose of property, make dividends or make certain other distributions and other specified limitations. The DIP Credit Facility matures at the earlier of the Exit Date or May 4, 2005. On March 11, 2005, the Company became aware that a payment received on an account receivable in Mexico caused the Company to breach a covenant in our DIP Credit Facility relating to maximum balance limits in foreign bank accounts. On the same day, the Company’s lenders agreed to waive this covenant default.

On the Exit Date, The DIP Credit Facility was repaid and retired with the proceeds from a new senior secured credit agreement (the “Exit Credit Facility”). The Exit Credit Facility consists of a $55 million term loan component, which amortizes in annual increments of $5 million during 2007 through 2009 with the final $40 million due at maturity in 2010, and a $20 million revolving credit facility component. The Exit Credit Facility bears interest at LIBOR or 2%, whichever is higher, plus 5.3%, or U.S. Prime rate plus 4.3%, at the Company’s

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES

(DEBTORS-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004

option. The revolving credit facility component provides the Company with the availability to issue up to $15 million of stand-by letters of credit, subject to total borrowings outstanding under the facility. The Exit Credit Facility is secured by substantially all of the Company’s domestically owned assets, including vessels working in other locations, as well as pledges of stock from its other subsidiaries, including Trico Supply AS and Trico Shipping AS, the Company’s two primary North Sea subsidiaries and is guaranteed by substantially all of the Company’s domestic and international subsidiaries. Covenants in the Exit Credit Facility prohibit the Company from incurring additional indebtedness or liens, and place restrictions on certain activities including disposing of property, declaring dividends, re-flagging vessels outside the United States, sales of assets, making investments and entering into unapproved joint ventures. In addition, other covenants restrict the amount of capital expenditures and maintenance and classification costs that may be incurred and has a minimum EBITDA requirements and maximum leverage ratios. If an event of default were to occur, all amounts outstanding under the Exit Credit Facility would become immediately due and payable and the Company would be prohibited from using any cash collateral.

On February 12, 2004, the Company’s two primary U.S. subsidiaries entered into a $55 million term loan (the “2004 Term Loan”) to repay and retire the Bank Credit Facility discussed below. The 2004 Term Loan bore interest at LIBOR or 2%, whichever is higher, plus 6.0%, or U.S. Prime rate plus 5.0%, at the Company’s option, plus a default premium of 2% (10.8% at December 31, 2004 including the default premium). Pursuant to the credit agreement governing the 2004 Term Loan (the “2004 Credit Agreement”), the Company is not subject to financial maintenance covenants, but is subject to other covenants that place restrictions on the subsidiaries’ ability to incur additional indebtedness or liens, dispose of property, make dividends or make certain other distributions and other specified limitations. In addition, the 2004 Credit Agreement contains cross-default provisions, which could be triggered in the event of certain conditions, including an uncured default in the payment of principal or interest of any indebtedness in excess of $5.0 million. The occurrence of an event of default under the Senior Notes indenture triggered a cross-default under the 2004 Term Loan. On September 20, 2004, the Company announced it had received a notice of default and guarantee demand from the 2004 Term Loan’s administrative agent. On January 19, 2005, the date the Bankruptcy Court confirmed the DIP Credit Facility, the 2004 Term Loan was repaid and retired using the proceeds of the DIP Credit Facility term loan component. Since the 2004 Term Loan was unimpaired during the reorganization, the principal amount outstanding of $54.6 million at December 31, 2004 is not included in liabilities subject to compromise on the accompanying consolidated balance sheet. The Company has classified the outstanding balance of the 2004 Term Loan as a non-current liability for presentation in accordance with SFAS No. 6 since the 2004 Term Loan was refinanced with the DIP Credit Facility and ultimately the Exit Credit Facility on March 15, 2005, which is a long-term obligation.

The 2004 Term Loan was collateralized by 43 vessels, together with the proceeds thereof (which represent substantially all of the Company’s U.S. Gulf class supply boats), a pledge of stock of the Company’s two primary U.S. subsidiaries, and the pledge of certain other collateral of the Company and its U.S. subsidiaries. The principal balance was being reduced by quarterly principal payments of $0.2 million through 2007, payments of $10.5 million in 2008, and $42.3 million in 2009.

In December 2002, the Company entered into a $50.0 million revolving credit agreement (the “Bank Credit Facility”). During February 2004, the Bank Credit Facility was repaid and retired, using a portion of the net proceeds of the 2004 Term Loan discussed above. A loss of $0.6 million was recognized on the repayment, primarily related to the recognition of unamortized issue costs. Bank Credit Facility borrowings bore interest at a Eurocurrency rate plus a margin that was indexed to the Company’s interest coverage ratio.

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(DEBTORS-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004

On May 31, 2002, the Company issued $250 million of 8 7/8% senior notes due 2012 (the “Senior Notes”) pursuant to the terms of a senior note indenture (the “Senior Notes Indenture”). The Company’s reorganization initiatives led to the decision to withhold interest payments beginning with the $11.1 million payment due May 15, 2004 on the Senior Notes. Since the Company did not cure the non-payment before the expiration of a 30-day grace period, the Company became in default under the Senior Notes indenture. The Company filed a prepackaged petition of bankruptcy under Chapter 11 of the Bankruptcy Code on December 21, 2004 which resulted in the conversion of the entire Senior Notes balance, including accrued interest, into 100% of the outstanding new common stock of the reorganized Company, subject to dilution by warrants issued to existing common stockholders and options and restricted stock issued to employees and directors. This plan of reorganization was solicited in November 2004 and was overwhelmingly accepted by the holders of the Senior Notes and was confirmed by the Bankruptcy Court in January 2005.

According to Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code”, the Company ceased recording interest expense on the Senior Notes as of the Commencement Date since the claim is unsecured. The Company has also classified the outstanding principal and interest balances on the Senior Notes as “Liabilities subject to compromise” on the accompanying consolidated balance sheet.

In 1998, Trico Marine International, Inc., the Company’s special-purpose subsidiary, issued $10.0 million of 6.08% notes due 2006 (the “6.08% Notes”), of which $2.5 million is outstanding at December 31, 2004. In 1999, the subsidiary issued $18.9 million of 6.11% notes due 2014 (the “6.11% Notes”), of which $11.9 million is outstanding at December 31, 2004. The non-Debtor special-purpose subsidiary is 100% owned by a subsidiary of the Company and is consolidated in the Company’s financial statements. Both notes are guaranteed by the Company and the U.S. Maritime Administration. The defaults under the 2004 Term Loan and Senior Notes did not trigger cross-defaults under the 6.11% Notes or 6.08% Notes. Since the 6.08% Notes and 6.11% Notes were unimpaired during the reorganization, the principal amounts outstanding of $2.5 million and $11.9 million, respectively, at December 31, 2004 are not included in liabilities subject to compromise on the accompanying consolidated balance sheet.

On June 26, 2003, we entered in a term loan (the “NOK Term Loan”) payable in Norwegian Kroner (“NOK”) in the amount of NOK 150.0 million ($24.7 million). Amounts borrowed under the NOK Term Loan bear interest at NIBOR plus 2.0% (4.04% at December 31, 2004). The NOK Term Loan is required to be repaid in five semi-annual repayments of NOK 7.5 million ($1.2 million), with the first payment due on June 30, 2004, and a final payment of NOK 112.5 million ($18.5 million) on June 30, 2006. Borrowings under the NOK Term Loan are collateralized by mortgages on two of our North Sea class vessels. The NOK Term Loan contains a subjective acceleration clause (material adverse change clause), which if exercised by the lenders, could accelerate the maturity of the loan. As of December 31, 2004, the outstanding balance on the NOK Term Loan was NOK 135 million ($22.2 million). The defaults under the 2004 Term Loan and Senior Notes did not trigger cross-defaults under the NOK Term Loan.

In April 2002, the Company amended the NOK 650 million ($106.9 million) revolving credit facility (the “Trico Supply Bank Facility”) by increasing the capacity to NOK 800 million ($131.6 million) and revising reductions to the facility amount to provide for NOK 40 million ($6.6 million) reductions every six months starting in March 2003. The Trico Supply Bank Facility provides for a NOK 280 million ($46.1 million) balloon payment in September of 2009. At December 31, 2004, the Company had NOK 340 million ($55.9 million) outstanding under this facility. The amended credit facility is collateralized by mortgages on 11 North Sea class vessels. The amended bank facility contains covenants that require the North Sea operating unit to maintain

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES

(DEBTORS-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004

certain financial ratios and places limits on the operating unit’s ability to create liens, or merge or consolidate with other entities. The defaults under the 2004 Term Loan and Senior Notes did not trigger cross-defaults under the Trico Supply Bank Facility. However, after a review of the credit facility’s terms, the Company determined that since the facility has both a subjective acceleration clause (material adverse change clause) and the facility replaces short-term advances with other short-term advances, the entire outstanding balance of the credit facility must be classified as a current liability in accordance with SFAS No. 6.

During December 2004, the Company and its Norwegian lender agreed on terms to amend several covenants of the NOK Term Loan and Trico Supply Bank Facility to exclude intercompany notes from the definition of funded debt, and to increase the maximum ratio of funded debt to operating income plus depreciation and amortization from 5.0 to 5.5. These covenant modifications increase the Company’s ability to repatriate cash from Norway without incurring a default under the Trico Supply Bank Facility or the NOK Term Loan. As a result of the modifications, our effective interest rate increased 1% on both facilities. These covenant modifications were effective as of December 31, 2004.

During 2003 and 2004, our senior implied credit rating and our Senior Notes’ rating have been continuously downgraded by both Moody’s Investors Service (“Moody’s”) and Standard & Poor’s Ratings Services (“S&P”). S&P discontinued its coverage of the Company in October 2004 while Moody’s withdrew its senior implied rating and its Senior Notes rating on January 18, 2005.

13.    Operating Leases

On September 30, 2002, one of the Company’s primary U.S. subsidiaries, Trico Marine Operators, Inc., entered into the master bareboat charter agreement (the “Master Charter”) with General Electric Capital Corporation (“GECC”) for the sale and lease back of three crew boats. All obligations under the Master Charter are guaranteed by Trico Marine Assets, Inc., the Company’s other primary U.S. subsidiary, and Trico Marine Services, Inc, the parent company. The Master Charter contains covenants that require the Company to post an additional letter of credit if the S&P credit rating for the Company drops below B-. To satisfy the additional security provision, the Company provided GECC with a pledge agreement (the “Pledge Agreement”) and $1.7 million in cash deposits pursuant thereto in lieu of letters of credit in June 2004. The deposits have been classified as non-current “Other assets” in the accompanying condensed consolidated balance sheet.

The Master Charter also contains cross-default provisions, which could be triggered in the event of certain conditions, or the default and acceleration of the Company or certain subsidiaries with respect to any loan agreement which results in an acceleration of such loan agreement. Upon any event of default under the Master Charter, GECC could elect to, among other things, terminate the Master Charter, repossess and sell the vessels, and require the Company or certain subsidiaries to make up to an $10.9 million stipulated loss payment to GECC. If the conditions of the Master Charter requiring the Company to make a stipulated loss payment to GECC were met, such a payment could further impair the Company’s liquidity, and could cause further deterioration of the Company’s financial position.

Prior to the Commencement Date, the Company received a notice of default from the 2004 Term Loan’s administrative agent, and was therefore in default under the Master Charter. However, as part of the $1.7 million Pledge Agreement, GECC agreed to forbear for a period of six months, until December 22, 2004, from exercising its remedies under the cross-default provisions in the Master Charter related to the Company’s failure to pay interest due on the Senior Notes. Following the Company’s commencement of the bankruptcy proceedings on December 21, 2004 and in accordance with the terms of the Plan, as confirmed by the Bankruptcy Court in

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES

(DEBTORS-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004

January 2005 and discussed in more detail in Note 3, the obligations under the Master Charter will continue to remain unimpaired.

In December 2004, the Company entered into a sale-leaseback transaction for its 14,000 square foot primary office in the North Sea to provide additional liquidity. The Company entered into a 10-year operating lease for the use of the facility, with annual rent payments of approximately $0.3 million. The lease contains options, at the Company’s discretion, to extend the lease for an additional six years, as well as a fair-value purchase option at the end of the lease term.

Future minimum payments under non-cancelable operating lease obligations are approximately $1.5 million, $1.5 million, $1.5 million, $1.4 million, $1.4 million and $4.6 million for the years ending December 31, 2005, 2006, 2007, 2008, 2009 and subsequent years, respectively. Operating lease payments in 2004, 2003 and 2002 were $1.2 million, $1.4 million and $0.3 million, respectively.

14.    Financial Instruments

There were no foreign exchange contracts outstanding as of December 31, 2004.

During 2003, in conjunction with the sale of the Company’s large North Sea class vessel described in Note 5, the Company entered into a series of foreign currency forward contracts with notional amounts of $24.0 million to fix the currency exchange rates between Norwegian Kroner and U.S. Dollars. As a result of the hedge, the Company recorded a net transaction gain during 2003 of $0.6 million, which is included in other income (loss) in the consolidated statement of operations. There were no foreign exchange contracts outstanding as of December 31, 2003.

15.    Taxes

Income (loss) before income taxes derived from U.S. and international operations for the three years in the period ended December 31, 2004 are as follows (in thousands):

	2004	2003	2002
United States	$(72,431)	$(44,092)	$(59,044)
International	(26,589)	(123,194)	5,616

	$(99,020)	$(167,286)	$(53,428)

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES

(DEBTORS-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004

The components of income tax expense (benefit) from continuing operations of the Company for the periods ended December 31, 2004, 2003 and 2002, are as follows (in thousands):

	2004	2003	2002
Current income taxes:
U.S. federal income taxes	$—	$—	$—
State income taxes	—	—	—
Foreign taxes	325	231	—
Deferred income taxes:
U.S. federal income taxes	—	—	12,844
State income taxes	—	—	41
Foreign taxes	(3,393)	(3,119)	1,665

	$(3,068)	$(2,888)	$14,550

On October 22, 2004, the President signed the American Jobs Creation Act of 2004 (the “Act”). The Act creates a temporary incentive for U.S. corporations to repatriate accumulated income earned abroad by providing an 85 percent dividends received deduction for certain dividends from controlled foreign corporations. The deduction is subject to a number of limitations and, as of today, uncertainty remains as to how to interpret numerous provisions in the Act. The Company plans to effectuate a reduction of paid-in-capital to permit tax-efficient repatriation of funds from its primary Norwegian subsidiary during 2005. However, the potential distribution, if consummated, will not be considered an extraordinary dividend under the Act. This potential distribution, if consummated, is expected to be a return of capital because the Norwegian subsidiary does not expect to have current or accumulated earnings and profits.

The Company has not recognized a U.S. deferred tax liability for the undistributed earnings of a non-U.S. subsidiary because the Company currently does not expect those unremitted earnings to be distributed and become taxable to the Company in the foreseeable future. A deferred tax liability will be recognized when the Company expects that it will realize those undistributed earnings in a taxable manner, such as through receipt of dividends or sale of investments. The amount of the potential deferred tax liability has not been disclosed because it is impractical to calculate the amount at this time.

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES

(DEBTORS-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004

The Company’s deferred income taxes at December 31, 2004 and 2003 represent the tax effect of the following temporary differences between the financial reporting and income tax accounting bases of its assets and liabilities (in thousands):

	Deferred Tax Assets		Deferred Tax Liabilities
	Current	Non-Current	Current	Non-Current
2004
Depreciation and amortization	$—	$—	$—	$51,316
Deferral of Norwegian earnings	—	1,215	—	41,225
Insurance reserves	1,711	—	—	—
Net operating loss carryforward	—	119,092	—	—
Other	533	—	—	—

	$2,244	$120,307	$—	$92,541

Current deferred tax assets, net				$2,244

Non-current deferred tax asset, net				$67,776

Valuation Allowance				70,020

Deferred tax asset after valuation, net				—

Non-current deferred tax liabilities, net—foreign jurisdiction				$40,010

	Deferred Tax Assets		Deferred Tax Liabilities
	Current	Non-Current	Current	Non-Current
2003
Depreciation and amortization	$—	$—	$—	$54,012
Deferral of Norwegian earnings	—	—	—	39,772
Insurance reserves	1,656	—	—	—
Net operating loss carryforward	—	99,893	—	—
Other	207	—	—	—

	$1,863	$99,893	$—	$93,784

Current deferred tax assets, net				$1,863

Non-current deferred tax asset, net				$45,881

Valuation Allowance				47,744

Deferred tax asset after valuation, net				—

Non-current deferred tax liabilities, net—foreign jurisdiction				$39,772

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES

(DEBTORS-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004

The provisions (benefits) for income taxes as reported are different from the provisions (benefits) computed by applying the statutory federal income tax rate. The differences are reconciled as follows (in thousands):

	2004	2003	2002
Federal income taxes at statutory rate	$(34,657)	$(58,550)	$(18,700)
State income taxes net of federal benefit	(333)	14	41
Foreign tax rate differential	6,300	8,559	(417)
Non-deductible items in foreign jurisdictions	—	31,516	—
Non-deductible loss and expenses	3,322	569	40
Foreign earnings	24	545	589
Valuation Allowance	22,276	14,459	32,997

Income tax expense (benefit)	$(3,068)	$(2,888)	$14,550

Effective tax rate	3%	2%	27%

The net operating loss carryforwards for federal and state tax purposes are approximately $334 million at December 31, 2004 and expire at various periods through 2024. The Company incurred a change of control under IRC Section 382 on May 26, 2000 that will limit the utilization of approximately $167 million of net operating loss carryforwards to a set level as provided by regulations. The limitation should be approximately $17 million per year.

The Company incurred non-cash charges of approximately $22.3 million, $14.5 million and $33.0 million in 2004, 2003 and 2002, respectively, as a result of establishing valuation allowances against its net deferred tax assets. The valuation allowance is in accordance with SFAS No. 109, “Accounting for Income Taxes,” which places significant weight on recent loss history in the determination of whether or not a valuation allowance is required.

The Company’s Brazilian subsidiary received a tax assessment from a Brazilian State tax authority for approximately 23.7 million Real ($8.9 million at December 31, 2004). The tax assessment is based on the premise that certain services provided in Brazilian federal waters are considered taxable by certain Brazilian states as transportation services and are subject to a state tax. The Company had filed a timely defense at the time of the assessment. In September 2003, an administrative court upheld the assessment. In response, the Company filed an administrative appeal in the Rio de Janeiro administrative tax court during October 2003. The Company is currently under no obligation to pay the assessment unless and until such time as all appropriate appeals are exhausted. The Company intends to vigorously challenge the imposition of this tax. Broader industry actions have been taken against the tax in the form of a suit filed at the Brazilian federal supreme court seeking a declaration that the state statute attempting to tax the industry’s activities is unconstitutional. If the Company’s challenge to the imposition of this tax (which may include litigation at the Rio de Janeiro state court) proves unsuccessful, current contract provisions and other factors could potentially mitigate the Company’s tax exposure.

During the third quarter of 2004, the Company received a separate tax assessment from the same Brazilian State tax authority for approximately 2.2 million Real ($0.8 million at December 31, 2004). This tax assessment is based on the same premise as noted above. The Company filed a timely defense during October 2004 and is awaiting a ruling. The Company has not accrued for either assessment or any potential interest charges for the liabilities as they are not considered “probable” as defined by SFAS No. 5.

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES

(DEBTORS-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004

The Company’s Norwegian subsidiary is a member of the Norwegian shipping tax regime, which enables the indefinite deferral of the payment of income taxes as long as certain criteria are met. If the Company fails to meet these criteria, the subsidiary may be deemed to have exited the shipping tax regime and, as a result, a portion of the deferred tax liability may become due and payable. The Company entered into discussions during March 2005 with the Norwegian shipping tax regime authorities regarding certain transactions between the Company and the Norwegian subsidiary during parts of 2002, 2003 and 2004. Based on discussions to date, the Company does not believe any material amounts of tax will be considered due in the next twelve months. However, if any of these transactions are determined to be a breach of the shipping tax regime and, as a result, the Company is deemed to have exited the shipping tax regime during the period the breach existed, a portion of the deferred tax liability may become immediately due and payable.

16.    Preferred Stock

In February 1998, the Company’s board of directors approved the adoption of a Stockholder Rights Plan (the “Plan”). In connection with the Plan, the board of directors approved the authorization of 100,000 shares of $0.01 par value preferred stock, designated the Series AA Participating Cumulative Preference Stock (the “Preferred Stock”). Under the Plan, Preference Stock Purchase Rights (the “Rights”) were distributed as a dividend at a rate of one Right for each share of the Company’s old common stock held as of record as of the close of business on March 6, 1998. Each Right entitles holders of the Company’s old common stock to buy a fraction of a share of the new series of the Company’s preferred stock at an exercise price of $105. The Rights will become exercisable and detach from the common stock, only if a person or group, with certain exceptions, acquires 15% or more of the outstanding common stock, or announces a tender or exchange offer that, if consummated, would result in a person or group beneficially owning 15% or more of outstanding common stock. Once exercisable, each Right will entitle the holder (other than the acquiring person) to acquire common stock with a value of twice the exercise price of the Rights. The Company will generally be able to redeem the Rights at $0.01 per Right at any time until the close of business on the tenth day after the Rights become exercisable. As of December 31, 2004, there are no preferred shares issued or outstanding.

On the Exit Date, the Preferred Stock and Rights were cancelled. The Company’s new charter does not provide for a stockholder rights plan.

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES

(DEBTORS-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004

17.    Earnings Per Share

Following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share (“EPS”) computations for the years ending December 31, 2004, 2003 and 2002 (in thousands, except share and per share data).

	Years Ended December 31,
	2004	2003	2002
Basic EPS:
Loss available to common shares (numerator)	$(95,952)	$(164,398)	$(67,978)

Weighted-average common shares outstanding (denominator)	36,876,152	36,470,940	36,260,993

Basic EPS	$(2.60)	$(4.51)	$(1.87)

Diluted EPS:
Loss available to common shares (numerator)	$(95,952)	$(164,398)	$(67,978)

Weighted-average common shares outstanding (denominator)	36,876,152	36,470,940	36,260,993
Effect of dilutive securities	—	—	—

Adjusted weighted-average shares	36,876,152	36,470,940	36,260,993

Diluted EPS	$(2.60)	$(4.51)	$(1.87)

For the year ending December 31, 2004, options to purchase 1,077,800 shares of old common stock at prices ranging from $2.05 to $23.13 have been excluded from the computation of diluted earnings per share because inclusion of these shares would have been antidilutive. During the year ended December 31, 2004, 65,000 shares of unvested restricted stock were excluded from the computation of diluted earnings per share because inclusion of these shares would have been antidilutive. During the year ended December 31, 2003, options to purchase 1,984,166 shares of old common stock at prices ranging from $0.91 to $23.13 were excluded from the computation of diluted earnings per share because inclusion of these shares would have been antidilutive. During the year ended December 31, 2003, 60,000 shares of unvested restricted stock were excluded from the computation of diluted earnings per share because inclusion of these shares would have been antidilutive. During the year ended December 31, 2002, options to purchase 2,133,218 shares of old common stock at prices ranging from $0.91 to $23.13 were excluded from the computation of diluted earnings per share because inclusion of these shares would have been antidilutive.

During January 2005, the Bankruptcy Court confirmed the Company’s plan to reorganize under Chapter 11 of the Bankruptcy Code, and on March 15, 2005 the Company emerged from bankruptcy. The Company’s reorganization included issuing 10,000,000 shares of new common stock, issuing 728,000 options to purchase new common stock and restricted stock to employees and directors and converting the Company’s previous common shares into warrants for 1,000,000 shares of new common stock. This transaction will have a significant effect on the number of common shares outstanding and the calculation of EPS.

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES

(DEBTORS-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004

18.    Equity Incentive Plans

The Company sponsors two stock-based incentive compensation plans, the “1993 Stock Option Plan” (the “1993 Plan”) and the “1996 Stock Incentive Plan” (the “1996 Plan”). Under the 1993 Plan, the Company is authorized to issue shares of common stock pursuant to “Awards” granted in the form of incentive stock options (qualified under Section 422 of the Internal Revenue Code of 1986, as amended) and non-qualified stock options. Awards may be granted to key employees of the Company. The Compensation Committee administers the Plan and has broad discretion in selecting Plan participants and determining the vesting period and other terms applicable to Awards granted under the Plan.

According to the 1993 Plan, Awards could be granted with respect to a maximum of 1,455,018 shares of common stock. Awards have been granted with respect to all 1,455,018 shares. All of these Awards had a ten-year term. All un-exercised awards expired during October 2003, leaving no options outstanding under the 1993 plan.

Under the 1996 Plan, the Company is authorized to issue shares of common stock pursuant to “Awards” granted as incentive stock options (qualified under Section 422 of the Internal Revenue Code of 1986, as amended), non-qualified stock options, restricted stock, stock awards, or any combination of such Awards. Awards, having a maximum term of 10 years, may be granted to key employees of the Company, including directors. The Compensation Committee administers the Plan and has broad discretion in selecting Plan participants and determining the vesting period and other terms for Awards granted under the Plan.

According to the 1996 Plan, Awards could be granted with respect to a maximum of 1,500,000 shares of common stock. No participant may be granted more than 100,000 restricted shares of common stock or common stock options in any calendar year.

Generally, stock option awards under the 1996 Plan expire 10 years from the date of the grant. Generally, stock option awards to employees vest ratably over 4 years while awards to directors vest immediately. As of December 31, 2004, there were 1,077,800 options outstanding under the 1996 Plan. Pursuant to the completed Chapter 11 process, the 1993 and 1996 Plans have been terminated effective March 15, 2005. See additional discussion in Note 3.

A summary of the status of the Company’s stock options as of December 31, 2004, 2003 and 2002 and the changes during the years ended on those dates are presented below:

	2004		2003		2002
	Number of Shares Underlying Options	Weighted Average Exercise Prices	Number of Shares Underlying Options	Weighted Average Exercise Prices	Number of Shares Underlying Options	Weighted Average Exercise Prices
Outstanding at beginning of year	1,242,050	$10.51	2,083,968	$7.03	1,857,218	$7.19
Granted	—	$—	57,000	$2.76	296,000	$7.12
Exercised	—	$—	(578,202)	$0.91	(18,000)	$3.36
Expired / Forfeited	(164,250)	$10.14	(320,716)	$3.79	(51,250)	$14.67

Outstanding at end of year	1,077,800	$10.57	1,242,050	$10.51	2,083,968	$7.03

Exercisable at end of year	955,550	$11.10	962,050	$11.29	1,625,531	$6.68

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(DEBTORS-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004

The following table summarizes information about stock options outstanding at December 31, 2004:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding at 12/31/04	Weighted Average Remaining Contract Life	Weighted Average Exercise Price	Number Exercisable at 12/31/04	Weighted Average Exercise Price
$2.05 to $2.45	45,000	8.4	$2.34	21,250	$2.25
$3.09 to $3.79	22,000	8.3	$3.47	22,000	$3.47
$4.50	147,500	4.2	$4.50	147,500	$4.50
$7.00 to $8.00	360,000	4.9	$7.59	261,500	$7.66
$10.69 to $12.91	247,000	5.5	$11.63	247,000	$11.63
$17.75 to $19.50	135,900	3.1	$17.80	135,900	$17.80
$20.13 to $23.13	120,400	2.4	$20.93	120,400	$20.93

	1,077,800	4.6	$10.57	955,550	$11.10

In 2003 and 2004, the Company issued restricted stock awards to employees, which vest ratably over 3 years. Since there is no price to the employee for these awards, the Company has recorded the deferred compensation cost and is amortizing the value of the awards over the 3 year vesting periods. The following table summarizes the restricted stock activity:

Restricted Stock
Outstanding at December 31, 2002	—
Granted	60,000
Vested	—
Cancelled	—

Outstanding at December 31, 2003	60,000
Granted	25,000
Vested	(20,000)
Cancelled	—

Outstanding at December 31, 2004	65,000

On the Exit Date, all outstanding stock options and restricted stock grants were cancelled. No shares were granted or exercised between December 31, 2004 and the Exit Date.

On March 15, 2005, the Company adopted the Trico Marine Services, Inc. 2004 Stock Incentive Plan (the “2004 Plan”). Under the 2004 Plan, the Company is authorized to issue shares of new common stock pursuant to “Awards” granted as incentive stock options (qualified under Section 422 of the Internal Revenue Code of 1986, as amended), non-qualified stock options, restricted stock, stock awards, or any combination of such Awards. Awards, having a maximum term of 10 years, may be granted to key employees and directors of the Company. The Compensation Committee administers the Plan and has broad discretion in selecting Plan participants and determining the vesting period and other terms for Awards granted under the Plan.

According to the 2004 Plan, Awards may be granted with respect to a maximum of 750,000 shares of new common stock. Generally, stock option awards under the 2004 Plan expire seven years from the date of the grant.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004

Generally, a portion of stock option awards to employees vest upon emergence from bankruptcy and then remaining portion vest ratably over four years, subject to certain conditions for specific employees. Awards to directors vest immediately. As of December 31, 2004, there were no options outstanding under the 2004 Plan. On March 15, 2005, awards of approximately 698,000 stock options with exercise prices of $11.00 per share were issued to employees and the chairman of the board of directors and 30,000 shares of restricted stock were issued to directors.

19.    Employee Benefit Plans

Defined Contribution Plan

The Company has a defined contribution profit sharing plan under Section 401(k) of the Internal Revenue Code (the “Plan”) that covers substantially all U.S. employees meeting certain eligibility requirements. Employees may contribute any percentage of their eligible compensation on a pre-tax basis (subject to certain ERISA limitations). The Company will match 25% of the participants’ before tax savings contributions on up to 5% of the participants’ taxable wages or salary. The Company may also make an additional matching contribution to the Plan at its discretion. The Company expensed contributions to the Plan for the years ended December 31, 2004, 2003, and 2002 of approximately $0.1 million, $0.2 million and $0.2 million, respectively.

In October 2003, the Company determined that shares of old common stock purchased on the open market through its 401(k) Plan for the accounts of employees electing to purchase Company common stock exceeded the amount that had been registered under the Securities Act of 1933. The Company has notified the participating employees of their rights under Section 12(a)(1) of the Securities Act. No claims have been asserted against the Company with respect to these matters. If any of these claims are litigated, the Company believes it can assert arguments and defenses that could significantly reduce or eliminate any liability. The Company does not believe the resolution of any such claims, if asserted, would have a material adverse impact on its results from operations or financial condition.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004

Norwegian Pension Plans

Substantially all of the Company’s Norwegian employees are covered by two non-contributory, defined benefit pension plans. Benefits are based primarily on participants’ compensation and years of credited services. The Company’s policy is to fund contributions to the plans based upon actuarial computations. The Company uses an October measurement date for all pension plans.

	2004	2003
	(in thousands)
Change in Benefit Obligation
Benefit obligation at beginning of year	$3,465	$3,082
Service cost	380	443
Interest cost	28	158
Benefits paid	(91)	(69)
Translation adjustment and other	29	(149)

Benefit obligation at end of year	$3,811	$3,465

Change in Plan Assets
Fair value of plan assets at beginning of year	$4,095	$3,651
Actual return on plan assets	205	215
Contributions	407	466
Benefits paid	(91)	(69)
Translation adjustment and other	255	(168)

Fair value of plan assets at end of year	$4,871	$4,095

Funded status, over funded	$1,060	$630
Unrecognized net actuarial gain and other	(13)	(18)

Prepaid benefit cost	$1,047	$612

	2004	2003	2002
	(in thousands)
Components of Net Periodic Benefit Cost
Service cost	$380	$443	$307
Interest cost	133	158	118
Return on plan assets	(221)	(215)	(187)
Social security contributions	59	71	44
Recognized net actuarial loss	10	18	—

Net periodic benefit cost	$361	$475	$282

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(DEBTORS-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004

The vested benefit obligation is calculated as the actuarial present value of the vested benefits to which employees are currently entitled based on the employees’ expected date of separation or retirement.

	2004	2003
Weighted-Average Assumptions
Discount rate	4.50%	5.25%

Return on plan assets	5.50%	6.25%

Rate of compensation increase	3.30%	3.30%

The weighted average assumptions shown above were used for both the determination of net periodic benefit cost, and the determination of benefit obligations as of the measurement date. In determining the weighted average assumptions, the Company reviewed overall market performance and specific historical performance of the investments in the plan. The Company’s asset allocations at the measurement date were as follows:

	2004	2003
Equity securities	16%	31%
Debt Securities	51%	5%
Property and other	33%	64%

All asset categories	100%	100%

The Company’s investment strategy focuses on providing a stable return on plan assets using a diversified portfolio of investments.

The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the pension plans were approximately $3.8 million, $3.3 million, and $4.9 million, respectively, at December 31, 2004 and $3.8 million, $3.0 million, and $4.1 million, respectively, at December 31, 2003. In the future, the Company expects to pay approximately $0.1 million in benefits per year under the Norwegian plans.

The Company expects to contribute $0.3 million to its Norwegian pension plans in 2005.

United Kingdom Pension Plan

Substantially all of the Company’s United Kingdom employees are covered by the Merchant Navy Officers Pension Fund (the “MNOPF Plan”), a non-contributory, multiemployer defined benefit pension plan. During 2004, the Company recognized a cost of $2.7 million for the MNOPF Plan, which represents an assessment of current obligations to the MNOPF Plan. During 2002 and 2003, no amounts were expensed or contributed related to the MNOPF Plan.

The Company expects to contribute $0.4 million to its United Kingdom pension plan in 2005.

20.    Commitments and Contingencies

On June 4, 2004, a punitive class-action lawsuit was filed against the Company, Thomas E. Fairley, the Company’s Chief Executive Officer, and Ronald O. Palmer, the Company’s former Chairman of the Board of

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES

(DEBTORS-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004

Directors, in the United States District Court for the Eastern District of Louisiana. The lawsuit asserts a claim under section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 thereunder for an unasserted amount of damages on behalf of a class of individuals who purchased Company common stock between May 6, 2003 and May 10, 2004. The lawsuit alleges that the Company and the individual defendants made misstatements and omissions concerning the Company’s future earnings prospects. Although the Company denies plaintiffs’ allegations and all charges of wrongdoing, on January 11, 2005, it agreed in principle to settle the lawsuit for $600,000 in cash (a portion of which will be paid by the Company’s insurer) to avoid the potential for protracted and expensive litigation. The Company also agreed in principle to implement several corporate governance changes. The proposed settlement, however, must be approved by the United States District Court for the Eastern District of Louisiana to become effective. The Company cannot make any assurance that such approval will occur.

In the ordinary course of business, the Company is involved in certain personal injury, pollution and property damage claims and related threatened or pending legal proceedings. The Company does not believe that any of these proceedings, if adversely determined, would have a material adverse effect on our financial position, results of operations or cash flows. Additionally certain claims would be covered under the Company’s insurance policies. Management, after review with legal counsel and insurance representatives, is of the opinion these claims and legal proceedings will be resolved within the limits of the Company’s insurance coverages. At December 31, 2004 and December 31, 2003, the Company has accrued a liability in the amount of approximately $4.4 million and $4.5 million, respectively, based upon the gross amount that management believes it may be responsible for paying in connection with these matters. The amounts the Company will ultimately be responsible for paying in connection with these matters could differ materially from amounts accrued.

21.    Fair Value of Financial Instruments and Market Risks

The estimated fair values of financial instruments have been determined by the Company using available market information and valuation methodologies described below. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein may not be indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions or valuation methodologies may have a material effect on the estimated fair value amounts.

Cash and cash equivalents and accounts receivable: The carrying amounts approximate fair value due to the short-term nature of these instruments.

Debt not subject to compromise: The carrying amounts of the Company’s variable rate debt approximate fair value because the interest rates are based on floating rates identified by reference to market rates. The fair value of the Company’s fixed rate debt is based on quoted market prices, where available, or discounted future cash flows based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements as of the balance sheet date. The carrying amounts and fair values of debt not subject to compromise, including accrued interest, as of December 31, 2004 and 2003 were as follows (in thousands):

	2004	2003
Carrying amount	$147,131	$383,822
Fair value	$145,953	314,237

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(DEBTORS-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004

Political Risk: The Company is exposed to political or country risks inherent in doing business in some countries. These risks may include actions of governments (especially those newly appointed) and contract loss. The Company considers these risks carefully in connection with its investing and operating activities.

Foreign Currency Risk: The Company’s international operations are subject to certain risks, including currency fluctuations and government actions. Exposures primarily relate to assets and liabilities denominated in foreign currencies as well as the risk that currency fluctuations could affect the dollar value of future cash flows generated in foreign currencies. Accordingly, from time to time, the Company utilizes short-term forward contracts to minimize the exposure to foreign currency risk. There were no contracts outstanding at December 31, 2004.

22.    Quarterly Financial Data (Unaudited)

Year ended December 31, 2004(1)	First	Second	Third	Fourth
(Dollars in thousands, except per share amounts)
Revenues	$23,569	$25,746	$29,488	$33,707
Operating loss	(9,274)	(28,283)	(3,425)	(7,737)
Net loss	$(16,454)	$(44,726)	$(16,168)	$(18,604)
Basic and diluted loss per share:
Net loss per average common share outstanding	$(0.45)	$(1.21)	$(0.44)	$(0.50)

Year ended December 31, 2003(2)	First	Second	Third	Fourth
(Dollars in thousands, except per share amounts)
Revenues	$29,011	$34,492	$31,583	$28,435
Operating loss	(5,721)	(35,814)	(1,929)	(92,037)
Net loss	$(13,471)	$(41,989)	$(9,505)	$(99,433)
Basic and diluted loss per share:
Net loss per average common share outstanding	$(0.37)	$(1.16)	$(0.26)	$(2.70)

(1)	In the second quarter of 2004, an $8.7 million impairment charge was recognized on assets held for sale, an $8.6 million impairment charge was recognized on long-lived assets held for use, and accelerated amortization charges of $7.2 million and $2.8 million were recognized on deferred financing costs and original issue discounts, respectively. The Company recorded reorganization costs of $1.7 million, $2.6 million and $4.3 million in the second, third and fourth quarters of 2004, respectively. In the fourth quarter of 2004, the Company recorded an additional impairment of $2.1 million on assets held for sale.
(2)	In the second quarter of 2003, a $5.2 million impairment charge was recognized on assets held for sale. Also in the second quarter, the Company recorded a goodwill impairment of $28.6 million. In the third quarter of 2003, the Company completed the sale of the aforementioned assets, and recognized an additional charge of $0.9 million. In the fourth quarter of 2003, the Company recorded an additional goodwill impairment charge of $84.4 million.

23.    Segment and Geographic Information

The Company is a provider of marine vessels and related services to the oil and gas industry. Substantially all revenues result from the charter of vessels owned by the Company. The Company’s reportable segments are based on criteria provided by SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information” (“SFAS No. 131”). The accounting policies of the segments are the same as those described in the summary of significant accounting policies except for purposes of income taxes and intercompany transactions

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004

and balances. The Company evaluates performance based on operating income (loss). Prior to the second quarter of 2005, the Company evaluated the performance of its segments based on net income (loss). During the second quarter of 2005, the Company began assessing its various segment performance based upon operating income (loss). The information below has been revised to reflect the current measure of performance utilized by the Company.

The U.S. segment represents the domestic operations; the North Sea segment includes Norway and the United Kingdom, and the Other segment includes primarily Latin America and West Africa, which are combined for reporting purposes. Segments are combined for reporting purposes if those segments meet the criteria in SFAS No. 131, which involves a determination based on the materiality and characteristics of each segment. Long-term debt and related interest expense associated with the acquisitions of foreign subsidiaries are reflected in the U.S. segment.

Segment data as of and for the years ended December 31, 2004, 2003 and 2002 are as follows (in thousands):

December 31, 2004	U.S.		North Sea		Other		Totals
Revenues from external customers	$35,090		$60,409		$17,011		$112,510
Depreciation and amortization expense	28,192		22,011		4,874		55,077
Segment operating income (loss)	(19,139)		(21,769	)(1)	(7,811)		(48,719)
Long-lived assets(6)	124,015		304,414		49,799		478,228
Segment total assets	424,572		339,589		54,142		818,303
Expenditures for segment assets	3,108		11,608		2,798		17,514

December 31, 2003	U.S.		North Sea		Other		Totals
Revenues from external customers	$29,345		$66,399		$27,777		$123,521
Intersegment revenues	23		—		—		23
Depreciation and amortization expense	17,839		22,367		4,939		45,145
Segment operating income (loss)	(15,395	)(2)	(114,482	)(3)	(5,624	)(4)	(135,501)
Long-lived assets(6)	121,243		316,304		70,300		507,847
Segment total assets	431,743		356,176		71,073		858,992
Expenditures for segment assets	4,566		16,678		16,034		37,278

December 31, 2002	U.S.		North Sea		Other		Totals
Revenues from external customers	$42,862		$71,155		$19,925		$133,942
Intersegment revenues	112		—		—		112
Depreciation and amortization expense	20,366		18,556		4,300		43,222
Segment operating income (loss)	(23,912	)(5)	13,706		(1,871)		(12,077)
Long-lived assets(6)	137,150		353,622		75,820		566,592
Segment total assets	468,776		488,598		80,406		1,037,780
Expenditures for segment assets	11,234		62,313		5,792		79,339

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(DEBTORS-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004

(1)	Includes an impairment charge of $8.6 million on assets held for use and an impairment charge of $10.7 million on assets held for sale.
(2)	Includes a gain of $1.0 million related to the sale of three boats.
(3)	Includes a charge of $5.2 million related to a loss on sale of a North Sea class vessel, and goodwill impairment charges of $112.1 million.
(4)	Includes a charge of $1.0 million related to the sale of a investment in a construction project in Brazil, and a goodwill impairment charge of $0.9 million.
(5)	Includes a charge of $5.2 million related to vessel impairments.
(6)	Includes property and equipment and deferred marine inspection costs.

A reconciliation of segment total assets to consolidated total assets as of December 31, 2004, 2003 and 2002 is as follows (in thousands):

	2004	2003	2002
Total assets for reportable segments	$818,303	$858,992	$1,037,780
Elimination of intersegment receivables	(8,288)	(7,403)	(10,423)
Elimination of investment in subsidiaries	(259,260)	(266,398)	(280,182)

Total consolidated assets	$550,755	$585,191	$747,175

For the years ended December 31, 2004 and 2003, no individual customer represented more than 10% of consolidated revenues.

For the year ended December 31, 2002, revenues from one customer and its affiliates were approximately $17.8 million or 13% of the Company’s consolidated revenues. Revenues for the Company’s U.S., North Sea and West Africa segments include approximately $8.2 million, $3.3 million and $6.3 million of these revenues, respectively.

24.    Consolidating Financial Statements for Subsidiary Guarantors

The following tables present the consolidating historical financial statements as of December 31, 2004 and 2003 and for the three fiscal years in the period ended December 31, 2004 for the subsidiaries of the Company that serve as guarantors of the 8 7/8% Senior Notes and for the Company’s subsidiaries that do not serve as guarantors. The guarantor subsidiaries are 100% owned by the parent company and their guarantees are full and unconditional and joint and several.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004

Consolidating Balance Sheets

(Dollars in thousands, except per share amounts)

	December 31, 2004
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$—	$2,875	$10,295	$—	$13,170
Restricted cash	—	—	1,293	—	1,293
Accounts receivable, net	—	16,155	18,218	—	34,373
Due from affiliates	—	—	1,722	(1,722)	—
Prepaid expenses and other current assets	224	722	459	—	1,405
Deferred income taxes	—	—	—	—	—
Assets held for sale	—	1,251	2,632	—	3,883

Total current assets	224	21,003	34,619	(1,722)	54,124

Property and equipment, at cost:
Land and buildings	—	3,616	158	—	3,774
Marine vessels	—	240,532	418,757	—	659,289
Construction-in-progress	—	32	—	—	32
Transportation and other	—	3,237	2,003	—	5,240

	—	247,417	420,918	—	668,335
Less accumulated depreciation and amortization	—	115,359	93,765	—	209,124

Net property and equipment	—	132,058	327,153	—	459,211

Investment in subsidiaries	148,223	7,226	—	(155,449)	—
Due from affiliates	174,674	21,165	—	(195,839)	—
Other assets	68	11,841	19,279	—	31,188
Restricted cash—noncurrent	—	6,232	—	—	6,232
Deferred income taxes	16,248	—	—	(16,248)	—

	$339,437	$199,525	$381,051	$(369,258)	$550,755

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$—	$—	$60,902	$—	$60,902
Accounts payable	—	3,314	3,181	—	6,495
Due to affiliates	—	1,722	—	(1,722)	—
Accrued expenses	417	2,134	5,443	—	7,994
Accrued insurance reserve	—	4,420	—	—	4,420
Accrued interest	—	—	518	—	518
Income tax payable	—	—	455	—	455

Total current liabilities	417	11,590	70,499	(1,722)	80,784

Liabilities subject to compromise:
Senior Notes	250,000	—	—	—	250,000
Accrued interest on Senior Notes	25,179	—	—	—	25,179

	275,179	—	—	—	275,179

Long-term debt	—	54,550	31,679	—	86,229
Due to affiliates	—	174,674	21,165	(195,839)	—
Deferred income taxes	—	12,005	44,253	(16,248)	40,010
Other liabilities	—	—	4,712	—	4,712

Total liabilities	275,596	252,819	172,308	(213,809)	486,914

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value, 5,000,000 shares authorized and no shares issued	—	—	—	—	—
Common stock, $.01 par value, 55,000,000 shares authorized, 37,037,569 shares issued and 36,965,537 shares outstanding	370	50	1,942	(1,992)	370
Additional paid-in capital	338,071	4,822	256,691	(261,513)	338,071
Retained earnings (accumulated deficit)	(310,797)	(58,166)	(86,207)	144,373	(310,797)
Unearned compensation	(119)	—	—	—	(119)
Cumulative foreign currency translation adjustment	36,317	—	36,317	(36,317)	36,317
Treasury stock, at par value, 72,032 shares	(1)	—	—	—	(1)

Total stockholders’ equity	63,841	(53,294)	208,743	(155,449)	63,841

Total liabilities and stockholders’ equity	$339,437	$199,525	$381,051	$(369,258)	$550,755

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES

(DEBTORS-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004

Consolidating Balance Sheets

(Dollars in thousands, except per share amounts)

	December 31, 2003
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$—	$4,460	$21,432	$—	$25,892
Restricted cash	—	866	842	—	1,708
Accounts receivable, net	—	16,571	13,880	—	30,451
Due from affiliates	21,902	107	525	(22,534)	—
Prepaid expenses and other current assets	125	424	952	—	1,501
Deferred income taxes	—	—	—	—	—

Total current assets	22,027	22,428	37,631	(22,534)	59,552

Property and equipment, at cost:
Land and buildings	—	3,616	2,786	—	6,402
Marine vessels	—	242,113	419,616	—	661,729
Construction-in-progress	—	170	—	—	170
Transportation and other	—	2,891	1,737	—	4,628

	—	248,790	424,139	—	672,929
Less accumulated depreciation and amortization	—	101,881	84,029	—	185,910

Net property and equipment	—	146,909	340,110	—	487,019
Investment in subsidiaries	199,014	7,274	—	(206,288)	—
Due from affiliates	150,386	17,186	—	(167,572)	—
Goodwill, net	—	—	—	—	—
Other assets	5,436	14,547	18,637	—	38,620
Deferred income taxes	16,248	—	—	(16,248)	—

	$393,111	$208,344	$396,378	$(412,642)	$585,191

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$—	$—	$66,266	$—	$66,266
Accounts payable	—	2,895	3,295	—	6,190
Due to affiliates	—	22,426	107	(22,533)	—
Accrued expenses	46	2,319	3,987	—	6,352
Accrued insurance reserve	—	4,497	—	—	4,497
Accrued interest	2,835	40	781	—	3,656
Income tax payable	—	—	331	—	331

Total current liabilities	2,881	32,177	74,767	(22,533)	87,292

Long-term debt	248,199	31,000	34,701	—	313,900
Due to affiliates	—	150,386	17,186	(167,572)	—
Deferred income taxes	—	12,005	44,015	(16,248)	39,772
Other liabilities	—	—	2,196	—	2,196

Total liabilities	251,080	225,568	172,865	(206,353)	443,160

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value, 5,000,000 shares authorized and no shares issued	—	—	—	—	—
Common stock, $.01 par value, 55,000,000 shares authorized, 36,982,569 shares issued and 36,910,537 shares outstanding	370	50	1,938	(1,988)	370
Additional paid-in capital	338,007	4,822	265,585	(270,407)	338,007
Retained earnings (accumulated deficit)	(214,845)	(22,096)	(62,637)	84,733	(214,845)
Unearned compensation	(127)	—	—	—	(127)
Cumulative foreign currency translation adjustment	18,627	—	18,627	(18,627)	18,627
Treasury stock, at par value, 72,032 shares	(1)	—	—	—	(1)

Total stockholders’ equity	142,031	(17,224)	223,513	(206,289)	142,031

Total liabilities and stockholders’ equity	$393,111	$208,344	$396,378	$(412,642)	$585,191

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES

(DEBTORS-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004

Consolidating Statements of Operations and Comprehensive Loss

(Dollars in thousands)

	Year Ended December 31, 2004
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenues:
Charter hire	$—	$47,350	$68,205	$(3,240)	$112,315
Other vessel income	—	183	1,103	(1,091)	195

Total revenues	—	47,533	69,308	(4,331)	112,510

Operating expenses:
Direct vessel operating expenses and other	268	43,161	41,614	(4,331)	80,712
General and administrative	1,186	8,766	6,863	—	16,815
Amortization of marine inspection costs	—	4,168	7,264	—	11,432
Depreciation and amortization expense	—	15,995	16,936	—	32,931
Impairment of long-lived assets	—	—	8,584	—	8,584
Loss on assets held for sale	—	—	10,725	—	10,725
Gain on sales of assets	—	(4)	34	—	30

Total operating expenses	1,454	72,086	92,020	(4,331)	161,229

Operating loss	(1,454)	(24,553)	(22,712)	—	(48,719)

Reorganization costs	(7,925)	(692)	—	—	(8,617)
Interest expense	(24,144)	(8,134)	(3,563)	2,436	(33,405)
Amortization of deferred financing costs	(5,276)	(2,309)	(228)	—	(7,813)
Equity in net earnings of subsidiaries	(59,591)	(49)	—	59,640	—
Loss on early retirement of debt	—	(618)	—	—	(618)
Other income, net	2,438	285	(135)	(2,436)	152

Loss before income taxes	(95,952)	(36,070)	(26,638)	59,640	(99,020)

Income tax benefit	—	—	(3,068)	—	(3,068)

Net loss	(95,952)	(36,070)	(23,570)	59,640	(95,952)

Equity in comprehensive loss of subsidiaries	17,690	—	—	(17,690)	—
Other comprehensive loss:
Foreign currency translation adjustments	—	—	17,690	—	17,690

Comprehensive loss	$(78,262)	$(36,070)	$(5,880)	$41,950	$(78,262)

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES

(DEBTORS-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004

Consolidating Statements of Operations and Comprehensive Loss

(Dollars in thousands)

	Year Ended December 31, 2003
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenues:
Charter hire	$—	$54,234	$72,323	$(3,267)	$123,290
Other vessel income	—	179	1,841	(1,789)	231

Total revenues	—	54,413	74,164	(5,056)	123,521

Operating expenses:
Direct vessel operating expenses and other	228	46,498	39,517	(5,055)	81,188
General and administrative	361	8,709	6,449	—	15,519
Amortization of marine inspection costs	—	3,975	6,800	—	10,775
Depreciation and amortization expense	—	15,934	17,458	—	33,392
Loss on assets held for sale	358	—	5,807	—	6,165
Impairment of goodwill	364	—	112,664	—	113,028
Asset write-down	—	—	—	—	—
Loss (gain) on sales of assets	—	(1,210)	165	—	(1,045)

Total operating expenses	1,311	73,906	188,860	(5,055)	259,022

Operating loss	(1,311)	(19,493)	(114,696)	(1)	(135,501)

Interest expense	(22,323)	(3,315)	(6,760)	2,239	(30,159)
Amortization of deferred financing costs	(397)	(349)	(231)	—	(977)
Equity in net earnings of subsidiaries	(143,247)	35	—	143,212	—
Other income, net	2,862	179	(1,451)	(2,239)	(649)

Loss before income taxes	(164,416)	(22,943)	(123,138)	143,211	(167,286)

Income tax benefit	(18)	—	(2,870)	—	(2,888)

Net loss	(164,398)	(22,943)	(120,268)	143,211	(164,398)

Equity in comprehensive loss of subsidiaries	10,559	—	—	(10,559)	—
Other comprehensive loss:
Foreign currency translation adjustments	—	—	10,559	—	10,559

Comprehensive loss	$(153,839)	$(22,943)	$(109,709)	$132,652	$(153,839)

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES

(DEBTORS-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004

Consolidating Statements of Operations and Comprehensive Income (Loss)

(Dollars in thousands)

	Year Ended December 31, 2002
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenues:
Charter hire	$—	$60,240	$79,711	$(6,180)	$133,771
Other vessel income	—	454	306	(589)	171

Total revenues	—	60,694	80,017	(6,769)	133,942

Operating expenses:
Direct vessel operating expenses and other	240	52,250	38,382	(6,771)	84,101
General and administrative	145	9,365	5,567	—	15,077
Amortization of marine inspection costs	—	4,941	5,284	—	10,225
Depreciation and amortization expense	—	16,804	15,066	—	31,870
Asset write-down	—	5,200	—	—	5,200
Gain on sales of assets	—	(443)	(11)	—	(454)

Total operating expenses	385	88,117	64,288	(6,771)	146,019

Operating income (loss)	(385)	(27,423)	15,729	2	(12,077)

Interest expense	(22,352)	(2,441)	(5,690)	2,051	(28,432)
Amortization of deferred financing costs	(589)	(296)	(242)	—	(1,127)
Loss on early retirement of debt	(10,896)	(102)	—	—	(10,998)
Equity in net earnings of subsidiaries	(20,316)	1,605	—	18,711	—
Other income (loss), net	2,090	451	(1,282)	(2,053)	(794)

Income (loss) before income taxes	(52,448)	(28,206)	8,515	18,711	(53,428)

Income tax expense (benefit)	15,530	(3,837)	2,857	—	14,550

Net income (loss)	(67,978)	(24,369)	5,658	18,711	(67,978)

Equity in comprehensive income of subsidiaries	71,518	—	—	(71,518)	—
Other comprehensive income:
Foreign currency translation adjustments	—	—	71,518	—	71,518

Comprehensive income (loss)	$3,540	$(24,369)	$77,176	$(52,807)	$3,540

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES

(DEBTORS-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004

Consolidating Statements of Cash Flows

(Dollars in thousands)

	Year Ended December 31, 2004
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net loss	$(95,952)	$(36,070)	$(23,570)	$59,640	$(95,952)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization expense	7,076	23,573	24,428	—	55,077
Deferred marine inspection costs	—	(2,435)	(8,925)	—	(11,360)
Deferred income taxes	—	—	(3,388)	—	(3,388)
Loss on assets held for sale	—	—	10,725	—	10,725
Equity in net earnings (loss)	59,591	49	—	(59,640)	—
Loss on early retirement of debt	—	618	—	—	618
Impairment of long-lived assets	—	—	8,584	—	8,584
Loss (gain) on sales of assets	—	(3)	33	—	30
Provision for doubtful accounts	—	565	—	—	565
Amortization of unearned compensation	72	—	—	—	72
Change in operating assets and liabilities:
Accounts receivable	—	(149)	(2,916)	—	(3,065)
Prepaid expenses and other current assets	(100)	(298)	561	—	163
Accounts payable and accrued expenses	22,716	117	547	—	23,380
Other, net	94	501	(805)	—	(210)

Net cash provided by (used in) operating activities:	(6,503)	(13,532)	5,274	—	(14,761)

Cash flows from investing activities:
Purchases of property and equipment	—	(2,143)	(4,012)	—	(6,155)
Proceeds from sales of assets	—	119	3,712	—	3,831
Increase in restricted cash	—	(5,366)	(311)	—	(5,677)
Dividends received from subsidiaries	8,893	—	—	(8,893)	—
Other, net	(4)	—	2,857	4	2,857

Net cash provided by (used in) investing activities:	8,889	(7,390)	2,246	(8,889)	(5,144)

Cash flows from financing activities:
Net proceeds from issuance of stock	—	—	—	—	—
Equity contribution from parent	—	—	4	(4)	—
Proceeds from issuance of long-term debt	—	53,900	1,465	—	55,365
Repayment of long-term debt	—	(31,493)	(16,787)	—	(48,280)
Proceeds from sale-leaseback transactions	—	—	2,746	—	2,746
Dividends paid to parent	—	—	(8,893)	8,893	—
Advances (to)/from affiliates	(2,386)	(287)	2,673	—	—
Deferred financing costs and other	—	(2,783)	—	—	(2,783)

Net cash provided by (used in) financing activities:	(2,386)	19,337	(18,792)	8,889	7,048

Effect of exchange rates on cash and cash equivalents	—	—	135	—	135

Net increase in cash and cash equivalents	—	(1,585)	(11,137)	—	(12,722)
Cash and cash equivalents at beginning of period	—	4,460	21,432	—	25,892

Cash and cash equivalents at end of period	$—	$2,875	$10,295	$—	$13,170

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES

(DEBTORS-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004

Consolidating Statements of Cash Flows

(Dollars in thousands)

	Year Ended December 31, 2003
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net loss	$(164,398)	$(22,943)	$(120,269)	$143,212	$(164,398)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization expense	532	20,258	24,490	—	45,280
Deferred marine inspection costs	—	(4,623)	(6,217)	—	(10,840)
Amortization of unearned compensation	18	—	—	—	18
Deferred income taxes	(18)	—	(3,114)	—	(3,132)
Equity in net earnings (loss)	143,247	(35)	—	(143,212)	—
Loss on impairment of goodwill	364	—	112,664	—	113,028
Loss on assets held for sale	358	—	5,807	—	6,165
Loss (gain) on sales of assets	—	(1,211)	166	—	(1,045)
Provision for doubtful accounts	—	120	—	—	120
Change in operating assets and liabilities:
Accounts receivable	5,109	3,233	732	—	9,074
Prepaid expenses and other current assets	(59)	347	(635)	—	(347)
Accounts payable and accrued expenses	15	(297)	(3,377)	—	(3,659)
Other, net	(28)	140	359	—	471

Net cash provided by (used in) operating activities:	(14,860)	(5,011)	10,606	—	(9,265)

Cash flows from investing activities:
Purchases of property and equipment	—	(2,598)	(23,845)	—	(26,443)
Proceeds from sales of assets	5,927	1,548	46,917	—	54,392
Dividends received from subsidiaries	12,662	—	—	(12,662)	—
(Increase) decrease in restricted cash	—	(866)	136	—	(730)
Other, net	(6,183)	—	995	6,184	996

Net cash provided by (used in) investing activities:	12,406	(1,916)	24,203	(6,478)	28,215

Cash flows from financing activities:
Net proceeds from issuance of stock	526	—	—	—	526
Equity contribution from parent	—	—	6,184	(6,184)	—
Proceeds from issuance of long-term debt	—	12,094	38,669	—	50,763
Repayment of long-term debt	—	(3,594)	(53,814)	—	(57,408)
Proceeds from sale-leaseback transactions	—	2,929	—	—	2,929
Dividends paid to parent	—	—	(12,662)	12,662	—
Advances (to)/from affiliates	1,928	(2,974)	1,046	—	—
Deferred financing costs and other	—	(40)	(110)	—	(150)

Net cash provided by (used in) financing activities:	2,454	8,415	(20,687)	6,478	(3,340)

Effect of exchange rates on cash and cash equivalents	—	—	117	—	117

Net increase in cash and cash equivalents	—	1,488	14,239	—	15,727
Cash and cash equivalents at beginning of period	—	2,971	7,194	—	10,165

Cash and cash equivalents at end of period	$—	$4,459	$21,433	$—	$25,892

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES

(DEBTORS-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004

Consolidating Statements of Cash Flows

(Dollars in thousands)

	Year Ended December 31, 2002
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net income (loss)	$(67,978)	$(24,369)	$5,658	$18,711	$(67,978)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization expense	632	22,040	20,592	—	43,264
Deferred marine inspection costs	—	(3,212)	(6,330)	—	(9,542)
Deferred income taxes	15,529	(3,837)	2,667	—	14,359
Equity in net earnings (loss)	20,316	(1,605)	—	(18,711)	—
Loss on early retirement of debt	10,896	102	—	—	10,998
Asset write-down	—	5,200	—	—	5,200
Gain on sales of assets	—	(443)	(11)	—	(454)
Provision for doubtful accounts	—	120	—	—	120
Change in operating assets and liabilities:
Accounts receivable	—	3,933	2,136	—	6,069
Prepaid expenses and other current assets	132	(67)	2,611	—	2,676
Accounts payable and accrued expenses	(5,913)	(639)	2,660	—	(3,892)
Other, net	24	(2,179)	(6,510)	—	(8,665)

Net cash provided by (used in) operating activities	(26,362)	(4,956)	23,473	—	(7,845)

Cash flows from investing activities:
Purchases of property and equipment	—	(8,593)	(61,204)	—	(69,797)
Proceeds from sales of assets	—	1,965	19	—	1,984
Dividends received from subsidiaries	2,089	—	—	(2,089)	—
Increase in restricted cash	—	—	(92)	—	(92)
Other, net	(1,025)	—	(1,610)	1,025	(1,610)

Net cash provided by (used in) investing activities	1,064	(6,628)	(62,887)	(1,064)	(69,515)

Cash flows from financing activities:
Net proceeds from issuance of stock	60	—	1,025	(1,025)	60
Proceeds from issuance of long-term debt	247,990	44,000	54,602	—	346,592
Repayment of long-term debt	(256,366)	(21,518)	(14,402)	—	(292,286)
Proceeds from sale-leaseback transactions	—	5,858	—	—	5,858
Dividends paid to parent	—	—	(2,089)	2,089	—
Advances (to)/from affiliates	39,503	(40,762)	1,259	—	—
Deferred financing costs and other	(5,889)	(977)	—	—	(6,866)

Net cash provided by (used in) financing activities	25,298	(13,399)	40,395	1,064	53,358

Effect of exchange rates on cash and cash equivalents	—	—	2,213	—	2,213

Net increase (decrease) in cash and cash equivalents	—	(24,983)	3,194	—	(21,789)
Cash and cash equivalents at beginning of period	—	27,954	4,000	—	31,954

Cash and cash equivalents at end of period	$—	$2,971	$7,194	$—	$10,165